Exhibit 10.1

ASSET PURCHASE AGREEMENT

DATED OCTOBER 16, 2012

BY AND AMONG

ECOLAB INC.,

 ZEP VEHICLE CARE INC.,
a Georgia corporation,

ACUITY HOLDINGS, INC.

a Quebec Corporation,

ZEP INDUSTRIES B.V.

a Netherlands private limited liability company,

ZEP IP HOLDING LLC,
a Georgia limited liability company,

AND

ZEP INC.,

a Delaware corporation,
Solely for purposes of Section 11.14

TABLE OF CONTENTS

ARTICLE 1	PURCHASED ASSETS; LIABILITIES	1
1.1.	Purchase and Sale of Assets	1
1.2.	Retained Assets	4
1.3.	Assumed Liabilities	5
1.4.	Retained Liabilities	6

ARTICLE 2	PURCHASE PRICE	6
2.1.	Purchase Price	6
2.2.	Tax Allocation	6
2.3.	Balance Sheet Adjustment	7

ARTICLE 3	CLOSING	10
3.1.	Closing; Closing Date	10
3.2.	Seller Closing Deliveries	10
3.3.	Buyer Closing Deliveries	12
3.4.	Non-Assignable Purchased Assets	12

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF SELLER	13
4.1.	Organization, Standing and Corporate Power	14
4.2.	Authority; Approvals	14
4.3.	Absence of Breach	15
4.4.	Consents and Filings	15
4.5.	Financial Statements	16
4.6.	Absence of Certain Changes	16
4.7.	Real Property	17
4.8.	Tangible Personal Property	17
4.9.	Accounts Receivable	17
4.10.	Proceedings; Orders	18
4.11.	Compliance with Laws; Permits	18
4.12.	Tax Matters	18
4.13.	Employment Matters	19
4.14.	Employee Benefits	20
4.15.	Intellectual Property	20
4.16.	Contracts	22
4.17.	Environmental Matters	23
4.18.	Customers and Suppliers	23
4.19.	Warranties	24
4.20.	Products Liability	24
4.21.	Sufficiency of Purchased Assets	25
4.22.	Brokers	25
4.23.	Absence of Certain Business Practices	25
4.24.	NO OTHER REPRESENTATIONS AND WARRANTIES	25

i

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	26
5.1.	Organization; Standing; Corporate Power	26
5.2.	Authority; Approvals	26
5.3.	No Conflict of Organizational Documents and Laws	26
5.4.	Consents	27
5.5.	Litigation	27
5.6.	Finder’s Fee	27
5.7.	Available Funds	27

ARTICLE 6	PRE-CLOSING COVENANTS AND AGREEMENTS	27
6.1.	Conduct of Business	27
6.2.	Access to Information; Confidentiality	29
6.3.	Reasonable Efforts; Filings; Notification	30
6.4.	Fees and Expenses	32
6.5.	Employees	32
6.6.	Patent Claims	34

ARTICLE 7	OTHER COVENANTS AND AGREEMENTS	34
7.1.	Public Announcement	34
7.2.	Noncompetition; Nonsolicitation	34
7.3.	Product Returns	36
7.4.	Transfer Taxes/ Tax Elections	36
7.5.	Retention of and Access to Records	38
7.6.	Further Assurances	38
7.7.	Insurance Proceeds	38
7.8.	Historical Audited Financial Statements	38

ARTICLE 8	CONDITIONS TO CLOSING	39
8.1.	Conditions to Buyers’ and Seller’s Obligations	39
8.2.	Conditions to Buyers’ Obligations	39
8.3.	Conditions to Seller’s Obligations	40

ARTICLE 9	TERMINATION	40
9.1.	Termination	40
9.2.	Obligations Upon Termination	41

ARTICLE 10	SURVIVAL AND INDEMNIFICATION	42
10.1.	Survival	42
10.2.	Indemnification of Seller Indemnified Parties	42
10.3.	Indemnification of Buyer Indemnified Parties	42
10.4.	Limitations on Indemnification	43
10.5.	Indemnification Claims Procedures	44
10.6.	Third Party Proceedings	45
10.7.	Tax Treatment	46
10.8.	Exclusive Remedy	46

ARTICLE 11	MISCELLANEOUS PROVISIONS	47
11.1.	Interpretation and Usage	47
11.2.	Amendment and Modification	47
11.3.	Waiver of Compliance; Consents	48
11.4.	No Third Party Beneficiaries	48
11.5.	Expenses	48
11.6.	Notices	48
11.7.	Assignment	49
11.8.	Governing Law and Venue	49
11.9.	Counterparts	50
11.10.	Enforcement	50
11.11.	Entire Agreement	50
11.12.	Severability	50
11.13.	WAIVER OF JURY TRIAL	50
11.14.	Guaranty	51

ARTICLE 12	DEFINITIONS	51

Appendix A	Definitions

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Patent Assignment Agreement
Exhibit D	Form of Trademark Assignment Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Manufacture and Supply Agreement
Exhibit G	Form of IP Use Transition Agreement
Exhibit H	Form of Shared IP License
Exhibit I	Form of Camco Supply Agreement
Exhibit J	Form of Distributorship Agreement

Purchased Assets:
Schedule 1.1(a)(i)	Tangible Personal Property
Schedule 1.1(a)(ii)	Accounts Receivable
Schedule 1.1(a)(iii)	Assigned Contracts
Schedule 1.1(a)(iv)	Specified Seller Owned Intellectual Property
Schedule 1.1(a)(iv)	Specified Seller Licensed Intellectual Property
Schedule 1.1(a)(viii)	Deposits
Schedule 1.1(b)(i)	European Purchased Assets
Schedule1.1(b)(ii)	Canadian Purchased Assets

Closing Requirements:
Schedule 3.2(i)	Required Consents

Seller Disclosure Schedule:
Schedule 4.1	Foreign Qualifications
Schedule 4.4	Seller Consents
Schedule 4.6	Absence of Certain Changes
Schedule 4.7	Leased Real Property
Schedule 4.10	Proceedings
Schedule 4.11(a)	Compliance with Law
Schedule 4.13(a)	Business Employee Information
Schedule 4.14	Benefit Plans
Schedule 4.16(a)	Contracts
Schedule 4.17	Environmental Compliance
Schedule 4.17	Environmental Liabilities
Schedule 4.18(a)	Customers
Schedule 4.18(b)	Suppliers
Schedule 4.19	Products; Warranties
Schedule 4.22	Seller Broker Fees

Other Schedules:
Schedule 5.4	Buyer Consents
Schedule 6.1	Conduct of Business
Schedule 6.5	Business Employees

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of October 16, 2012, by and among (1) Ecolab Inc., a Delaware corporation (“Seller”), (2) Zep Vehicle Care Inc., a Georgia corporation (“US Buyer”), (3) Acuity Holdings, Inc., a Quebec Corporation (“Canadian Buyer”), (4) Zep Industries B.V., a Netherlands private limited liability company (“European Buyer”); (5) Zep IP Holding LLC, a Georgia limited liability company (“IP Buyer” and together with US Buyer, Canadian Buyer, and European Buyer, the “Buyers”), and (6) solely for purposes of Sections 1.1(b)(i), 1.1(b)(ii) and 11.14, Zep Inc., a Delaware corporation, (“Parent”).

RECITALS

A.            This Agreement sets forth the terms and conditions upon which Seller will, or will cause Seller’s Affiliates or the Seller’s IP Sub to, (i) sell to Buyers and Buyers will purchase from Seller certain assets of Seller that are used primarily or exclusively in Seller’s vehicle care division, which division engages in the manufacture and distribution of cleaning chemicals and dispensing equipment and other supplies for commercial vehicle care markets (the “Business”) and (ii) license to one or more Buyers certain Intellectual Property of Seller that is used, but not used exclusively, in the Business.

B.            Unless otherwise defined herein, capitalized terms used in this Agreement will have the meanings specified in ARTICLE 12.

C.            The Buyer Board, and all shareholders or other governing bodies whose approval may be required, has approved this Agreement and determined that the transactions contemplated hereby are in the best interests of the Buyers.

In consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties agree as follows:

ARTICLE 1
PURCHASED ASSETS; LIABILITIES

1.1.          Purchase and Sale of Assets.

(a)           Subject to the terms and conditions contained in this Agreement, at the Closing, Seller will, and will cause the Seller’s Affiliates to, sell, convey, transfer, assign and deliver to Buyers, and Buyers will purchase and receive from Seller and Seller’s Affiliates, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s and Seller’s Affiliates’ right, title and interest in and to the assets, properties and rights of Seller and Seller’s Affiliates that are used primarily or exclusively in the Business as presently conducted except for the Retained Assets, including Seller’s and Seller’s Affiliates’ right, title and interest in the following (collectively, excluding the Retained Assets, the “Purchased Assets”):

(i)            all of Seller’s and Seller’s Affiliates’ right, title and interest in and to all tangible personal property and capital equipment used primarily or exclusively in the operation of the Business, including, but not limited to, machinery, equipment, tools, computer hardware, supplies, materials, handheld devices, other mobile equipment and other items of tangible personal property that are used primarily or exclusively in the Business as presently conducted, including all merchandising and dispensing equipment held at or in transit to customers’ facilities which is provided to customers in conjunction with their use of products of the Business, together with any express or implied warranty by the manufacturers, lessors or suppliers of such assets or any component thereof and all maintenance records and other documents relating thereto, including the tangible personal property listed on Schedule 1.1(a)(i)(the “Tangible Personal Property”);

(ii)           all of Seller’s and Seller’s Affiliates’ right, title and interest in and to all accounts and notes receivable, and all other receivables arising out of the operation of the Business, regardless of when due and payable, together with the full benefit of any security and other rights relating thereto (excluding, however, any accounts and notes receivable from customers located in Australia and New Zealand) (the “Accounts Receivable”);

(iii)          all of Seller’s and Seller’s Affiliates’ right, title and interest in and to all rights and benefits under the Contracts listed or described on Schedule 1.1(a)(iii) (the “Assigned Contracts”);

(iv)          all of Seller’s and Seller’s Affiliates’ right, title and interest in and to the Intellectual Property that is used primarily or exclusively in the operation of the Business, including, without limitation, the Intellectual Property owned by Seller or any of Seller’s Affiliates and listed on Schedule 1.1(a)(iv)(A) and the Intellectual Property that is licensed by Seller (or any Seller Affiliate) and listed on Schedule 1.1(a)(iv)(B) (collectively, the “Transferred Intellectual Property”);

(v)           to the extent transferable, all of Seller’s and Seller’s Affiliates’ right, title and interest in and to all Permits held relating primarily or exclusively for use in the Business or relating primarily or exclusively to the ownership of the Purchased Assets, in each case, as of the Closing;

(vi)          (A) all customer and vendor lists relating primarily or exclusively to the Business as conducted as of the Closing, all files and documents (including credit information) to the extent relating primarily or exclusively to customers and vendors of the Business or the Purchased Assets, in each case, as of the Closing, (B) all production data, equipment maintenance data, accounting records, sales and promotional data, advertising materials, cost and pricing information, business plans, reference catalogs and other such data and records in each case only to the extent relating primarily or exclusively to the Business as of the Closing, (C) any and all material safety data sheets, labels and similar product and safety data and all studies, data, reports, or information related to all products, MSDS, labels or other materials for products sold exclusively in the Business, (D) any and all laboratory notes, test results and other research and development

(whether on-going or complete) for products, developments or research included in the Transferred Intellectual Property; and (E) except as provided in Section 1.2(l) all employment and payroll information related to any Transferred Employee (the “Business Information”); provided, however, that Seller is entitled to retain copies of any such materials that are used in any other Seller’s businesses, related to the Retained Assets or that are reasonably necessary for Seller’s tax, accounting, legal or other reasonable business purpose;

(vii)         all of Seller’s and Seller’s Affiliates’ rights, claims, credits, causes of action or rights of set-off against third parties arising out of the warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties with respect to any of the Purchased Assets;

(viii)        all deposits, advances, pre-paid expenses and credits of Seller that are used in the Business, including without limitation those of the nature listed on Schedule 1.1(a)(viii) of the Seller Disclosure Schedule (the “Deposits”); provided that Buyer will not purchase or acquire any cash of Seller.

(ix)           to the extent such transfer is permitted under Law any rights of Seller or Seller’s Affiliates under and pursuant to any (i) employment or similar agreement with respect to non-solicitation, non-competition, non-disparagement and similar clauses; (ii) invention assignment or similar agreements with any employee, officer or agent; and (iii) non-competition or non-solicitation agreements of any employee, officer or agent, in each case, to the extent, but only to the extent, related to the Business; and

(x)            all goodwill of the Business and the Transferred Intellectual Property.

(b)           Notwithstanding the provisions of the Section 1.1(a), Seller shall transfer and assign the following rights included within the Purchased Assets to the following Buyers:

(i)            All license and similar rights under and pursuant to the ITW License for use in jurisdictions other than the United States and Canada shall be transferred, sold and assigned to Parent as agent for, in the name of and for the benefit of, European Buyer (the “European Purchased Assets”);

(ii)           All license and similar rights under and pursuant to the ITW License for use within Canada together with the Purchased Assets set forth on Schedule 1.1(b)(ii) shall be transferred, sold and assigned to Parent as agent for, in the name of and for the benefit of, the Canadian Buyer (the “Canadian Purchased Assets”); and

(iii)          All other purchased assets shall be transferred, sold and assigned to the US Buyer;

1.2.          Retained Assets.  Notwithstanding anything in Section 1.1 to the contrary, no Buyer is purchasing from Seller, nor any of its Affiliates, and neither Seller nor any of its Affiliates, is selling to any of the Buyers, the following assets, properties and rights of Seller or Seller’s Affiliates (collectively, the “Retained Assets”):

(a)           all right, title and interest in and to all cash, cash equivalents, short-term instruments and all similar types of investments, such as certificates of deposits, treasury bills and other securities;

(b)           all right, title and interest in and to Real Property (whether owned or leased by Seller);

(c)           any raw materials, work-in-process or finished goods inventories of any of the Seller or any of its Affiliates, whether or not held for use in the Business;

(d)           All Contracts other than Assigned Contracts;

(e)           all Patents and Trademarks and other Intellectual Property being licensed to Buyer under the IP Use Transition Agreement or the Shared IP License (subject to Buyer’s rights under those agreements);

(f)            all patents, patent applications and registered trademarks not listed on Schedule 1.1(a)(iv)(A) or Schedule 1.1(a)(iv)(B) and all other Intellectual Property other than the Transferred Intellectual Property;

(g)           all licenses for routine office software or other shrink-wrap or click-wrap software and all rights to software that is subject to enterprise software licenses;

(h)           all furniture and any general office equipment or supplies that are readily procurable from third party sources;

(i)            all vehicles other than the vehicles subject to leases that are included in the Assigned Contracts;

(j)            all accounts receivable from customers located in Australia or New Zealand and all tangible assets used in the conduct of the Business and located in Australia or New Zealand;

(k)           all rights in and to all names and Marks incorporating “Ecolab” or any derivation therefrom and all corporate symbols or logos incorporating “Ecolab” either alone or in combination with any other word or mark and any and all good will represented thereby or pertaining thereto, subject to Buyer’s rights under the IP Use Transition Agreement;

(l)            any information or data relating to any Transferred Employee that either (i) Seller is prohibited by Law from transferring to Buyer or (ii) such Transferred Employee has not provided written consent to Buyer to receive such information or data;

(m)          any information or data relating to employees of Seller who are not Transferred Employees;

(n)           all litigation files and the information contained therein;

(o)           all loans or other obligations due from employees of Seller or its Affiliates;

(p)           Seller’s corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, shareholder and stock transfer records and all other similar corporate records of Seller;

(q)           all income Tax refunds, deductions and credits relating to Taxes paid for all periods or portions of periods ending prior to the Closing;

(r)            all proceeds arising from or relating to any Proceeding or Order to which Seller or any of its Affiliates is a party or is otherwise bound;

(s)           all Benefit Plans of Seller or its Affiliates and all assets thereof and related thereto;

(t)            subject to Section 7.7, all insurance policies and all rights and interests thereunder or in connection therewith;

(u)           all rights of Seller under this Agreement and the Ancillary Documents;

(v)           all documents related to a Retained Asset or a Retained Liability; and

(w)          except as specifically described in Section 1.1, or listed or described in any Schedule referenced therein, all assets, whether or not described above, tangible or intangible, owned, leased or held for use by Seller or any Affiliate of Seller that are not exclusively or primarily used in the Business as presently conducted.

1.3.          Assumed Liabilities.  Buyer will, without any further responsibility or liability of, or recourse to, Seller, or any of it directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors or assigns, absolutely and irrevocably assume and will become liable for the following Liabilities, whether or not reflected in the Schedules hereto, and without regard to the manner in which any Purchased Assets are transferred in any jurisdiction:  (i) all Liabilities arising out of the Assigned Contracts including the “Accrued Corporate Acct Rebates-US”, the “Accrued Handling Fees” and the “Misc Liability” in each case included in the definition of Closing Modified Working Capital and arising under an Assigned Contract but excluding any liability or obligation resulting from, arising out of, or caused by (A) tort, infringement or violation of Law by Seller or Seller’s Affiliates occurring prior to the Effective Time; (B) any breach by Seller or any Seller Affiliate of such Assigned Contract occurring prior to the Effective Time; (C) any facts, events, actions, or circumstances that occurred or failed to occur prior to the Effective Time which by themselves, or with notice or passage of time, would result in or give rise to a default or breach by any Buyer of such Assigned

Contract; (D) any indemnification (or similar) obligation under and pursuant to Assigned Contracts to the extent arising from any facts, events, actions, or circumstances that occurred or failed to occur prior to the Effective Time; and (E) any Assigned Contract with respect to the operation of the Business in Australia and New Zealand; (ii) accrued customer rebates (excluding customers in Australia and New Zealand) arising exclusively or primarily from the operations of the Business in the Ordinary Course of Business prior to the Effective Time, to the extent, but only to the extent, the same are accrued on the Final Closing Balance Sheet; and (iii) except with respect to customers in Australia and New Zealand, all Liabilities under warranties given by Seller in the Ordinary Course of Business prior to the Effective Time and the obligations with respect to product returns set forth in Section 7.3 in each case under this clause (iii) to the extent, but only to the extent, the same are accrued on, or reflected in the allowances on, the Final Closing Balance Sheet (collectively, the “Assumed Liabilities”).

1.4.          Retained Liabilities.  Except for the Assumed Liabilities, Buyer is not assuming and expressly disclaims the assumption of any Liabilities of Seller and its Affiliates (all Liabilities of Seller and its Affiliates other than the Assumed Liabilities are referred to herein as the “Retained Liabilities”).  For greater certainty, the Retained Liabilities include all vendor payables and accrued compensation arising out of the operation of the Business, notwithstanding that such items were taken into account when determining the amount of the Target Modified Net Working Capital.

ARTICLE 2
PURCHASE PRICE

2.1.          Purchase Price.

(a)           The consideration for the Purchased Assets (the “Purchase Price”) will be (i)One Hundred Twenty Million Dollars($120,000,000.00) (as may be further adjusted pursuant to Section 2.3) (the “Cash Consideration”); and (ii) the assumption of the Assumed Liabilities.

(b)           The Purchase Price shall be allocated amongst the Purchased Assets as follows:

(i)            US$2,000,000 (the “Canadian Consideration”) for the Canadian Purchased Assets;

(ii)           US$1,500,000 (the “European Consideration”) for the European Purchased Assets; and

(iii)          the remainder of the Purchase Price for the other Purchased Assets.

2.2.          Tax Allocation.

(a)           Buyer and Seller will allocate the purchase price for the Purchased Assets in accordance with the applicable provisions of Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “U.S. Price Allocation”).  Within sixty (60) days following the Closing Date, Buyer shall provide Seller with statements (“Price

Allocation Statement”) containing Buyer’s proposed U.S. Price Allocation (“Price Allocation”).  If Seller does not notify Buyer that Seller objects to Buyer’s proposed Price Allocation within twenty (20) days after delivery thereof, Buyer’s proposed Price Allocation shall be deemed the “Final Price Allocation”.  If within twenty (20) days after the delivery of the Price Allocation Statement, Seller notifies Buyer that Seller objects to Buyer’s proposed Price Allocation contained in the Price Allocation Statement, Buyer and Seller shall negotiate in good faith to resolve such dispute within twenty (20) days of Buyer’s notification and the Price Allocation agreed to by Buyer and Seller shall be deemed the Final Price Allocation.  Each of Buyer and Seller shall prepare and timely file all Tax Returns, including, without limitation, IRS Form 8594 (and all supplements thereto) reflecting the Final Price Allocation for the taxable year that includes the Closing Date and to make any timely filing required by applicable state or local laws.  None of Buyer and Seller shall take any position inconsistent with the Final Price Allocation in the preparation of financial statements, the filing of any Tax Returns or in the course of any audit by any Taxing Authority, Tax review or Tax proceeding relating to any Tax Returns.  In the event that Buyer and Seller are unable to agree to a Final Purchase Price Allocation, there shall be no Final Purchase Price Allocation and the prior two sentences shall not apply.

(b)           The parties hereto shall allocate the Canadian Consideration  in accordance with the fair market value of each of the Canadian Purchased Assets (the “Canadian Price Allocation”).  Prior to Closing, Buyer and Seller shall agree on the Canadian Price Allocation, provided that if within ten (10) days prior to the expected Closing Date, Buyer and Seller do not so agree, they shall jointly hire a third party valuation firm to determine, prior to Closing, the Canadian Price Allocation (as agreed to or determined pursuant to this Section 2.2(b) the “Final Canadian Price Allocation”).  The parties shall allocate the Canadian Purchase Price in accordance with the Final Canadian Price Allocation.  The parties shall not take any position inconsistent with such allocation in the preparation of financial statements, the filing of any Tax Returns or in the course of any audit by any Authority, Tax review or Tax proceeding relating to any Tax Returns.

2.3.          Balance Sheet Adjustment.

(a)           The amount of Cash Consideration shall be adjusted on the Closing Date in accordance with this Section 2.3(a):

(i)            Not less than five (5) Business Days prior to the scheduled Closing Date, Seller shall provide US Buyer with a good faith estimate of the Closing Modified Net Working Capital as of the Effective Time (“Seller’s Estimate”), and a calculation, as applicable, of the amount by which the Target Modified Net Working Capital is greater than Seller’s Estimate or the amount by which the Target Modified Net Working Capital is less than Seller’s Estimate.  US Buyer shall have three (3) Business Days to propose reasonable adjustments to Seller’s Estimate in good faith (the Seller’s Estimate, as such amount would be adjusted per Buyer’s proposal, the “Buyer’s Estimate”). If Seller disagrees with Buyer’s

Estimate, Seller and US Buyer shall negotiate in good faith to immediately resolve any disputes regarding the estimated amount.

(ii)           The “Estimated Modified Net Working Capital” shall mean either the amount, if any, agreed to by Seller and US Buyer or if Seller and US Buyer are unable to resolve the disagreement prior to the scheduled Closing, then the arithmetic average of Seller’s Estimate and Buyer’s Estimate.

(iii)          If the Estimated Modified Net Working Capital exceeds Target Modified Net Working Capital, then the Cash Consideration paid at Closing will be increased dollar for dollar by such excess or if the Target Modified Net Working Capital exceeds the Estimated Modified Net Working Capital, then the Cash Consideration paid at Closing will be decreased dollar for dollar by such excess.

(b)           The Cash Consideration paid by Buyers will be adjusted as provided in Section 2.3(b)(iv) below (any such adjustment, the “Closing Adjustment Amount”).

(i)            Within 60 days after the Closing Date, US Buyer will deliver to Seller a balance sheet of the Business as of the Closing Date (the “Closing Balance Sheet”) and a calculation of the Closing Modified Net Working Capital as at the Effective Time in each case prepared in conformity with the Accounting Principles together with supporting schedules, analyses and work papers, if any, supporting the Closing Balance Sheet (the “Buyer’s Closing Estimate”).

(ii)           Seller will have thirty (30) days after its receipt of US Buyer’s Closing Estimate to notify US Buyer in writing of any objections to US Buyer’s Closing Estimate), specifying in reasonable detail the nature of and basis for each objection (a “Balance Sheet Objection Notice”).  Seller (and Seller’s accountants and other designated representatives) will be given reasonable access to all relevant books, records and employees of US Buyer (and of US Buyer’s accountants) to the extent reasonably required to complete its review of US Buyer’s Closing Estimate.  Any such Balance Sheet Objection Notice will specify those individual line items in US Buyer’s Closing Estimate with which Seller disagrees and the items, facts, amounts, calculations, or valuations used to determine such line items.  Seller will be deemed to have agreed with all line items or amounts contained in US Buyer’s Closing Estimate and all calculations, items, facts, amounts or valuations that are identified with reasonable specificity in US Buyer’s Closing Estimate and used in determining any line item of US Buyer’s Closing Estimate unless, and only to the extent, such items, facts, amounts, calculations or valuations are specifically and timely objected to in a Balance Sheet Objection Notice.  If Seller fails to timely deliver a Balance Sheet Objection Notice, Seller will be deemed to have accepted and agreed to US Buyer’s Closing Estimate.  If Seller timely delivers a Balance Sheet Objection Notice, Seller and US Buyer will, within 30 days following the date of such notice (the “Balance Sheet Resolution Period”), attempt in good faith to resolve their differences, and any resolution agreed to between them in writing as to disputed items will be final, binding and conclusive on, and nonappealable by, the parties hereto.

(iii)          If, at the conclusion of the Balance Sheet Resolution Period, Seller and US Buyer have not reached an agreement regarding Seller’s objections, then all issues set forth in the Balance Sheet Objection Notice remaining in dispute or the items in dispute pursuant to this Section 2.3(b), may, at the election of either Seller or US Buyer, be submitted for resolution to the New York office of Grant Thornton LLP or, if the New York office of Grant Thornton is unwilling or unable to serve in such capacity, a Neutral Auditor.  Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter.  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne by Seller and US Buyer based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by the parties.  Except as provided in the preceding sentences, all other costs and expenses incurred by the parties in connection with resolving any dispute before the Neutral Auditor will be borne by the party incurring such costs and expenses.  The Neutral Auditor will act as an arbitrator to determine, based solely on the presentations by Seller and US Buyer (which will be deemed to include any work papers, records, accounts or similar materials delivered to the Neutral Auditor by US Buyer or Seller in connection with such presentations and any materials delivered to the Neutral Auditor in response to requests by the Neutral Auditor), and not by independent review, only those specific line items and amounts in US Buyer’s Closing Estimate to which Seller has timely objected pursuant to Section 2.3(b)(ii) and which US Buyer and Seller have been unable to resolve.  Each of US Buyer and Seller will use its reasonable best efforts to make its presentation as promptly as practicable following submission to the Neutral Auditor of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any question or requests of the Neutral Auditor.  The Neutral Auditor will be instructed by US Buyer and Seller to deliver its determination within thirty (30) days of its engagement (which engagement will be made no later than three (3) Business Days after an election by either Seller or US Buyer to submit the objections to the Neutral Auditor) or as soon thereafter as possible.  In deciding any matter, the Neutral Auditor (i) may only assign values to items in dispute and such values must be the same as or between the values asserted by US Buyer and Seller; (ii) will make all calculations in accordance with the Accounting Principles; and (iii) will be bound by the express terms of this Agreement, including this section, and the definitions contained herein.  The Neutral Auditor’s determination (i) will be set forth in a written statement delivered to Seller and US Buyer; (ii) will be final, binding and conclusive on, and nonappealable by, the parties hereto (except in the case of fraud); and (iii) will be enforceable as a judgment in any court of competent jurisdiction.  The term “Final Closing Balance Sheet” means the definitive Closing Balance Sheet agreed (or deemed agreed) upon between Seller and US Buyer in accordance with Section 2.3(b)(ii) or, if Seller and US Buyer do not reach agreement in accordance with Section 2.3(b)(ii), the definitive Closing Balance Sheet resulting from the determination made by the Neutral Auditor in accordance with this Section 2.3(b)(iii) (in addition to those items theretofore agreed to between Seller and US Buyer).

(iv)          If the Closing Modified Net Working Capital (as reflected on the Final Closing Balance Sheet) exceeds Estimated Modified Net Working Capital, then the Cash Consideration will be increased dollar for dollar by such excess or if the Estimated Modified Net Working Capital exceeds the Closing Modified Net Working Capital, then the Cash Consideration will be decreased dollar for dollar by such excess.  Any such increase or decrease is referred to as the “Final Adjustment Amount”.

(v)           US Buyer or Seller, as applicable, will pay any Final Adjustment Amount in full, by wire transfer of immediately available funds to an account specified in writing by the receiving party within five (5) Business Days after the Final Closing Balance Sheet is agreed (or deemed agreed) upon between US Buyer and Seller or determined by the Neutral Auditor (the “Due Date”) with interest at a rate of four percent (4%) per annum from the Closing Date through the Due Date.  If any such payment is not paid when due, such payment will include interest on the Final Adjustment Amount at the rate of five percent (5%) per annum from the Due Date through the date on which payment is made.

ARTICLE 3
CLOSING

3.1.          Closing; Closing Date.  The closing and effectiveness of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Oppenheimer Wolff & Donnelly LLP, Suite 2000 Campbell Mithun Tower, 222 South Ninth Street, Minneapolis, Minnesota 55402, as soon as practicable (but not more than three (3) Business Days) after the conditions in ARTICLE 8 have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and on such other date as US Buyer and Seller may agree in writing; provided that the Closing shall not occur prior to December 1, 2012 (such date on which the Closing occurs, the “Closing Date”).  The Closing may be consummated through the remote exchange of electronic copies of executed documents on the Closing Date, followed by physical delivery of manually executed copies.  To the extent permitted by Law and GAAP, for Tax and accounting purposes, the parties will treat the Closing as being effective as of 12:01 a.m. Central Time on the Closing Date (the “Effective Time”), such that US Buyer shall be treated as the owner of the Purchased Assets on and after the Effective Time.

3.2.          Seller Closing Deliveries.  At the Closing, Seller will deliver or cause to be delivered to US Buyer all of the following:

(a)           a bill of sale duly executed by Seller (and/or the applicable Seller Affiliate) conveying the Purchased Assets to the applicable Buyer or Buyers (other than the Assigned Contracts, Patents and Marks), in form and substance substantially as set forth in Exhibit A (the “Bill of Sale”)

(b)                                 an assignment and assumption agreement duly executed by Seller (and/or the applicable Seller Affiliate) in relation to the Assigned Contracts and the Assumed Liabilities, in form and substance substantially as set forth in Exhibit B (the “Assignment and Assumption Agreement”);

(c)                                  a patent assignment agreement duly executed by Seller or Seller’s IP Sub conveying to the applicable Buyer or Buyers the Patents included in the Transferred Intellectual Property, in form and substance substantially as set forth in Exhibit C (the “Patent Assignment Agreement”);

(d)                                 a trademark assignment agreement duly executed by Seller or Seller’s IP Sub conveying to the applicable Buyer or Buyers the Marks included in the Transferred Intellectual Property, in form and substance substantially as set forth in Exhibit D (the “Trademark Assignment Agreement”);

(e)                                  a transition services agreement duly executed by Seller (and/or the applicable Seller Affiliate) pursuant to which Seller will provide specified administrative services to Buyers, in form and substance substantially as set forth in Exhibit E (the “Transition Services Agreement”);

(f)                                    a product manufacturing and supply agreement duly executed by Seller (and/or the applicable Seller Affiliate) pursuant to which Seller will provide contract manufacturing and supply services to the applicable Buyer or Buyers, in form and substance substantially as set forth in Exhibit F (the “Manufacture and Supply Agreement”);

(g)                                 an agreement with respect to the use of certain Intellectual Property by the applicable Buyer or Buyers, in form and substance substantially as set forth in Exhibit G (the “IP Use Transition Agreement”);

(h)                                 an intellectual property license agreement pursuant to which the applicable Buyer or Buyers will receive from Seller or Seller’ IP Sub a worldwide, royalty-free, license to the Retained Shared Intellectual Property, in form and substance substantially as set forth in Exhibit H (the “Shared IP License”), with such modifications thereto as is necessary so that the scope of the Shared IP License also covers, for use within the “Licensee Field of Use” (as defined therein) the Intellectual Property of the Seller (and/or the applicable Seller Affiliate) used in the technology colloquially known as “fizz foam” (although such term is not used for the application of such technology within the Business);

(i)                                     a supply agreement duly executed by Seller pursuant to which Seller will sell to US Buyer the products sold by Camco Chemical Co under the Master Purchase Agreement between Seller and Camco Chemical Co dated August 1, 2008, as amended, in form and substance substantially as set forth in Exhibit I (the “Camco Supply Agreement”);

(j)                                     a distributorship agreement duly executed by Seller pursuant to which Seller will sell products that are sold in the Business in Australia and New Zealand, substantially as set forth in Exhibit J (the “Distributorship Agreement”);

(k)                                  the Consents identified in Schedule 3.2(i) as “Required Consents” (the “Required Consents”); and

(l)                                     a written certification to Buyer from a duly authorized officer of Seller in form and substance reasonably satisfactory to Buyer, dated the Closing Date, confirming that the conditions precedent in Sections 8.2(a) and 8.2(b) have been satisfied, together with such supporting documentation as Buyer may reasonably request.

3.3.                              Buyer Closing Deliveries.  At the Closing, Buyers will deliver or cause to be delivered to Seller:

(a)                                  the Cash Consideration as adjusted pursuant to Section 2.3(a), which will be paid by the Buyers as follows:

(i)                                     from the Canadian Buyer, the Canadian Consideration;

(ii)                                  from the European Buyer, the European Consideration; and

(iii)                               from the US Buyer the balance of the Cash Consideration;

in each case pursuant to wire instructions provided by, or on behalf of, Seller not less than four (4) Business Days prior to Closing.

(b)                                 counterpart signature pages duly executed by the applicable Buyers of the Bill of Sale, Assignment and Assumption Agreement, Patent Assignment Agreement, Trademark Assignment Agreement, Transition Services Agreement, Manufacture and Supply Agreement, Camco Supply Agreement, IP Use Transition Agreement; Shared IP License; Distributorship Agreement; and

(c)                                  a written certificate from a duly authorized officer of US Buyer in form and substance reasonably satisfactory to Seller, dated the Closing Date, confirming that the conditions precedent in Sections 8.3(a) and 8.3(b) have been satisfied, together with such supporting documentation as Seller may reasonably request.

3.4.                              Non-Assignable Purchased Assets.

(a)                                  To the extent that (i) any of the Purchased Assets (including, without limitation, any Assigned Contracts and Permits) are not capable of being assigned to Buyers at the Closing without the Consent of the issuer thereof or any Third Party (i.e., any such purported assignment would be void under the terms applicable to the Purchased Asset or under Applicable) or if such assignment or attempted assignment would constitute a violation of any applicable Law or (ii) any assignment of a Purchased Asset (including, without limitation, any Assigned Contracts and Permits) to Buyers at the Closing would constitute a breach of the Purchased Asset without the Consent of the issuer thereof and the issuer thereof affirmatively asserts a claim of breach as a result of such attempted assignment within twelve (12) months of the Closing, then this Agreement will not constitute an assignment thereof, or an attempted assignment, unless such Consent has been obtained.  Seller will, prior to the Closing, use commercially reasonable efforts to obtain such Consent or assignment to the applicable Buyer in a form and substance reasonably acceptable to US Buyer; provided that nothing herein shall require Seller to pay any consideration or agree to relinquish or modify any rights in exchange for obtaining any Consent from any Third Party.  Nothing in this Section 3.4 will modify or amend the requirements of Section 3.2 above.

(b)                                 In the event that any Consent referred to in Section 3.4(a) has not been obtained prior to the Closing, Seller will, for up to twelve (12) months after the Closing, cooperate with US Buyer after the Closing with US Buyer’s efforts to obtain such Consent(s) in a manner required under the terms of such Assigned Contracts requiring Consent and to resolve the impracticalities of assignment referred to in Section 3.4(a) after the Closing; provided, however, that nothing herein shall require Seller to pay any consideration or agree to relinquish or modify any rights in exchange for obtaining any Consent from any Third Party.

(c)                                  To the extent any Consents referred to in Section 3.4(a) have not been obtained by Seller prior to the Closing, until such time as such Consents are obtained, Seller will (i) for a period of up to twelve (12) months after the Closing provide the applicable Buyer the benefits of any Purchased Assets referred to in Section 3.4(a), (ii) for a period of up to twelve (12) months after the Closing cooperate in any reasonable and lawful arrangement designed to provide such benefits to such applicable Buyer, (iii) for a period of up to twelve (12) months enforce for the account and benefit of such applicable Buyer any and all rights of Seller arising from the Purchased Assets referred to in Section 3.4(a) against such issuer thereof and all other Third Parties thereto and/or any other Person and (iv) will promptly pay such applicable Buyer any monies received and convey to such applicable Buyer, to the extent possible, any other benefits obtained with respect to any Purchased Asset referred to in Section 3.4(a).

(d)                                 To the extent that such applicable Buyer is provided the benefits pursuant to Section 3.4(a) of any Purchased Assets, such applicable Buyer will perform, on behalf of Seller, for the benefit of the issuer thereof, all other Third Parties thereto and/or any other Person, the obligations of Seller thereunder or in connection therewith, but only to the extent that such obligation would have been an Assumed Liability but for the non-assignability or non-transferability thereof.

(e)                                  The parties agree that they shall not proceed to Closing without any Consent required under applicable Antitrust Laws.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyers, as of the date hereof (except to the extent that a representation or warranty expressly states that such representation or warranty is only as of an earlier date) and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is only as of an earlier date or the date of this Agreement) as set forth in this ARTICLE 4, as supplemented by and subject to the exceptions expressly set forth in the schedules to this ARTICLE 4 delivered to Buyer concurrently with the execution and delivery of this Agreement as amended or modified pursuant to Section 6.1(d) (as so modified or amended together with the schedules to Section 6.1, the “Seller Disclosure Schedule”).  Any item, information or facts set forth in any section or subsection of the Seller Disclosure Schedule (by cross-reference or otherwise) will be deemed to disclose an exception to or qualify the related representation and warranty.  In addition, any item, information or facts disclosed in one section or subsection of the Seller Disclosure Schedule will be deemed to be disclosed in all other applicable sections or subsections of the Seller Disclosure Schedule as an exception to other sections or subsections of this ARTICLE 4 to the extent it is reasonably apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.  The disclosure of any matter or item in the Seller Disclosure Schedule will not be deemed to constitute an acknowledgement that any such matter or item is material or is required to be disclosed.

4.1.                              Organization, Standing and Corporate Power.

(a)                                  Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and is duly qualified, licensed or registered to do business as a foreign entity in good standing in the jurisdictions where the operations of the Business require it to be so qualified, except where the failure to be so qualified, licensed or registered would not reasonably be expected to have a Material Adverse Effect.  Seller has all requisite corporate power and authority to conduct the Business as currently being conducted and to own, lease and operate the Purchased Assets.

(b)                                 The execution, delivery and performance of this Agreement and all Ancillary Documents, and the consummation of the transactions contemplated herein and therein will not and does not, with the passing of time, giving of notice or both, violate or conflict with, constitute a breach of or default under, result in a loss of any benefit under or permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any term or provision of Seller’s or Seller’s Affiliates’ Governing Documents.

4.2.                              Authority; Approvals.

(a)                                  Seller has all necessary corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated by this Agreement.  Seller and the Seller Board have taken all action required by Law, Seller’s Governing Documents and otherwise to authorize Seller’s execution, delivery and performance of this Agreement and each Ancillary Document to which Seller is a party.  Seller has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).  Each Ancillary Document to which Seller is a party will, when delivered by Seller at Closing and assuming the due authorization, execution and delivery of the same by Buyer, constitute the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)                                 No vote or action of any Person, other than any vote or action that was obtained or taken prior to the date hereof, is required by Law, Seller’s Governing Documents or otherwise in order to approve Seller’s execution, delivery and performance of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.

(c)                                  Neither the execution and delivery of this Agreement or any Ancillary Document by Seller (and/or the applicable Seller Affiliate), nor the completion or performance of the transactions by the Seller (or any applicable Seller Affiliate) contemplated hereunder and thereunder or the performance of the obligations of the Seller (and/or the applicable Seller Affiliate) hereunder, will result in a Breach of any Contract to which any Seller (and/or the applicable Seller Affiliate) is a party or to which it is bound, except for such Breaches or violations, if any, which would not reasonably be expected to preclude a Seller (and/or the applicable Seller Affiliate) from consummating the transactions contemplated by this Agreement or any Ancillary Document or to subject any Buyer to any liability with respect thereto.

4.3.                              Absence of Breach.  Except as the same would not reasonably be expected to have a Material Adverse Effect, neither the execution and delivery of this Agreement and the Ancillary Documents by Seller, nor the completion or performance by Seller of the transactions contemplated hereunder and thereunder, will:

(a)                                  assuming the Consents identified in Schedule 4.4 are obtained, Breach any provision of, or give any Person a right to declare a default, collect any penalty or exercise any remedy under, or accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assigned Contract;

(b)                                 assuming the Consents identified in Schedule 4.4 are obtained, result in the creation or imposition of an Encumbrance upon or in relation to any Purchased Asset;

(c)                                  assuming the Consents identified in Schedule 4.4 are obtained, violate or otherwise Breach, any applicable Law or Order; or

(d)                                 assuming the Consents identified in Schedule 4.4 are obtained, cause the suspension, revocation or modification of any Permit included in the Purchased Assets.

4.4.                              Consents and Filings.  Seller is not required by Law, Contract or otherwise to give any notice to, make any filing with, or obtain any Consent from any Authority or other Person in connection with Seller’s execution, delivery or performance of this Agreement and the Ancillary

Documents or the completion of the transactions contemplated hereby, except the notices, Consents and filings set forth in Schedule 4.4.

4.5.                              Financial Statements.  Seller has made available to Buyer correct and complete copies of the unaudited pro forma statement of net assets of the Business as of June 30, 2012 (the “Latest Interim Balance Sheet” and the date thereof being referred to as the “Latest Balance Sheet Date”), and the related unaudited pro forma statement of operations for the Business for the six-month period ended June 30, 2012 (collectively, with the Latest Interim Balance Sheet, the “Latest Interim Financial Statements”) and the unaudited pro forma statements of net assets of the Business as at December 31, 2010 and 2011, and the related unaudited pro forma statements of operations for the Business for the fiscal years then ended (collectively, the “Annual Financial Statements,” and together with the Latest Interim Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared from the books and records of Seller and in accordance with GAAP, which has been consistently applied during all periods presented.  The Financial Statements fairly present, in all material respects, the financial position of the Business as of the dates thereof and the results of operations for the periods then ended in accordance with GAAP.

4.6.                              Absence of Certain Changes.  Except as set forth in Schedule 4.6 or as otherwise permitted by this Agreement, since the end of the period covered by the Latest Interim Financial Statements:

(a)                                  Seller has owned and operated the Business in the Ordinary Course of Business;

(b)                                 no event has occurred and no circumstance exists or has developed, including but not limited to damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of government, flood, windstorm, embargo, riot or act of God or the enemy, or other similar casualty or event or otherwise (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect;

(c)                                  Seller has not sold, assigned, leased, subleased, licensed, transferred, mortgaged, pledged or otherwise disposed of, or created any Encumbrance (other than Permitted Encumbrances) upon, any of the assets to be sold to Buyer hereunder, other than sales or other dispositions of properties or assets under and in accordance with the terms of existing Contracts; dispositions of inventory and dispositions of surplus or obsolete properties or assets in the Ordinary Course of Business, except where the same would not reasonably be expected to have a Material Adverse Effect;

(d)                                 Seller has not entered into, terminated, canceled, materially amended, materially extended or waived, released or assigned any material right or claim under any Key Business Contract other than in the Ordinary Course of Business, except where the same would not reasonably be expected to have a Material Adverse Effect;

(e)                                  Seller has not transferred, assigned, terminated, canceled, abandoned or modified any Permits related to the Business or failed to use commercially reasonable efforts to maintain any Permits related to the Business, except where the same would not reasonably be expected to have a Material Adverse Effect;

(f)                                    Seller has not made any material changes to the compensation, benefits, or terms of employment or engagement with any Business Employee, or entered into any employment contract with any such employee, or instituted any employee welfare, bonus, equity award, profit-sharing, retirement or similar plan or arrangement directly benefiting any such employee, other than in the Ordinary Course of Business and other than any such changes that are generally applicable to the employees of Seller, which changes are not material in the aggregate;

(g)                                 Seller has not adopted or materially increased the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any employees of the Business other than any such changes that are generally applicable to the employees of Seller that are not material in the aggregate;

(h)                                 Seller (or any Seller Affiliate) has not transferred or licensed to any Person or allowed to lapse or go abandoned any Transferred Intellectual Property or commenced, discharged or settled any Proceeding relating to any Transferred Intellectual Property, except where the same would not reasonably be expected to have a Material Adverse Effect;

(i)                                     Seller (or any Seller Affiliate) has not knowingly waived any claims or rights with respect to the Business or the Transferred Intellectual Property of substantial value; and

(j)                                     Seller (or any Seller Affiliate) has not entered into any Contract to do any of the foregoing.

4.7.                              Real Property.  There is no Real Property used or occupied by Seller that is used by Seller primarily or exclusively in the Business.

4.8.                              Tangible Personal Property.  Seller has good and transferable right, title and interest in and to all of the Tangible Personal Property and the Inventory and is transferring all such Tangible Personal Property and the Inventory to Buyer free and clear of any Encumbrances other than Permitted Encumbrances.  All of the Tangible Personal Property is in good operating condition and in a state of reasonable maintenance and repair, excepting ordinary wear and tear, as required for its use in the Business as conducted on the date hereof, except where the same would not reasonably be expected to have a Material Adverse Effect.

4.9.                              Accounts Receivable.  Schedule 4.9 sets forth a listing of all Accounts Receivable, as of the date set forth on Schedule 4.9, showing the amount of each receivable and an aging of amounts due thereunder, which schedule is correct and complete as of the date hereof.  All such Accounts Receivable arose from bona fide sales actually made or services actually performed in the Ordinary Course of Business, and to Seller’s Knowledge, there are no contests, claims, defenses, refunds, adjustments, refusals to pay or other rights of set-off against any such receivables.  Except as set forth in Schedule 4.9, no account or note debtor is delinquent in payment by more than 90 days.  To the Knowledge of Seller, the customers and other debtors that comprise the Accounts Receivable are not in or subject to a bankruptcy or insolvency proceeding and none of the Accounts Receivable have been made subject to an assignment for the benefit of creditors.  The Accounts Receivable are being transferred to Buyer free and clear of any Encumbrances other than Permitted Encumbrances.  Seller has not factored or otherwise assigned the Accounts Receivable.

4.10.                        Proceedings; Orders.  Except as set forth on Schedule 4.10, there are no Proceedings pending or, to Seller’s Knowledge, threatened by, against or otherwise involving Seller or any of its Affiliates and (i) relating primarily or exclusively to the Business, (ii) relating to, affecting or involving any Purchased Assets or any Assumed Liability or (iii) any employee of the Business in his or her capacity as such.  Neither the Business, nor to Seller’s Knowledge any of the Purchased Assets, is subject to or restricted by any Order.

4.11.                        Compliance with Laws; Permits.

(a)                                  Except as set forth on Schedule 4.11(a), and to the extent relating to the Business or the Purchased Assets (x) Seller is, and has been at all times since January 1, 2009, in compliance in all material respects with all Laws applicable to the Business or the operation or use of the Purchased Assets, except as would not reasonably be expected to have a Material Adverse Effect, and (y) since January 1, 2009, no Authority or other Person has given notice or alleged in writing to Seller that Seller has or may have Breached any Law in any material respect.

(b)                                 Schedule 1.1(a)(v) sets forth a correct and complete list of all material Permits required to own and operate the Business in compliance with applicable Laws (including all product registrations required under applicable federal and state Laws), except as the lack of such a Permit would not reasonably be expected to have a Material Adverse Effect.  Each such Permit is held by Seller and is in full force and effect, and (i) to Seller’s Knowledge, no event has occurred and no circumstance exists that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a revocation, cancellation, termination or Breach or modification thereof; and (ii) no Authority or other Person has given notice of or alleged in writing to Seller any revocation, cancellation, termination or Breach or modification thereof.  No Authority or other Person has given notice or alleged in writing to Seller that Seller is required to hold a Permit in order to operate the Business that it does not hold.

4.12.                        Tax Matters

(a)                                  All material Tax Returns required to be filed by Seller prior to the Closing Date to the extent related to the Business will have been filed by Closing Date and will have been filed in a timely manner (taking into account all extensions of due dates). To the Knowledge of Seller, such Tax Returns were or shall be accurate and complete in all material respects as of the time of filing and all Taxes shown on such Tax Returns have been or will be paid when due except where the failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Buyer, as a result of the consummation of the transactions herein, will not be a party to or bound by any Tax allocation or Tax sharing agreement nor will assume from Seller or Seller’s Affiliates any current or potential contractual obligation to indemnify any other Person with respect to Taxes relating to the Business.

4.13.                        Employment Matters.

(a)                                  Schedule 4.13(a) contains a list of the full name, title or job description, exempt/non-exempt status under the FLSA, current salary or hourly rate, hire date, bonus rate and all other compensation and fringe benefits, and accrued salary, benefits and vacation days for each employee of the Seller (and/or the applicable Seller Affiliate) who provides services exclusively or primarily to the Business as of the date of this Agreement (the “Business Employees”).  Seller has provided to Buyer true, correct and complete copies of each employment agreement or other written arrangement covering terms and conditions of employment with Business Employees.

(b)                                 Seller, to its Knowledge, has properly classified all service providers of the Business as employees or independent contractors and there have been no notices or claims by any Authority relating to such classification.

(c)                                  With respect to the Business, to Seller’s Knowledge, Seller is not currently in Breach of, and since January 1, 2010, Seller has Breached, any applicable Law concerning employment, employment practices, business torts or the calculation and payment of wages, except for any such Breach that would not reasonably be expected to have a Material Adverse Effect, and since January 1, 2010, no Authority or other Person has given written notice or alleged in writing to Seller that Seller has or may have Breached any such Law in any material respect.

(d)                                 Since January 1, 2010, there have been no actual or, to Seller’s Knowledge, threatened material work stoppages, slowdowns, lockouts, labor strikes or other material labor disputes involving any Business Employee.  As it relates to the Business, to Seller’s Knowledge, since January 1, 2010, there has been no attempt to form any labor union, labor organization, trade union, works council or similar organization or association of employees in relation to the Business.

(e)                                  No Business Employee is a party to or covered by any labor agreement or collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council.

(f)                                    Seller has not taken any action that could constitute a “mass layoff,” mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law in relation to the Business.

4.14.                        Employee Benefits.  No Buyer will have any obligations with respect to Seller’s or Seller’s Affiliate’s employee benefit plans.  There are no circumstances under which any Buyer could incur any liability with respect to any benefit plan maintained by Seller.  Set forth in Schedule 4.14 is a description of Seller’s severance policies as they relate to the Business Employees.

4.15.                        Intellectual Property.

(a)                                  Schedule 1.1(a)(iv)(i) lists or describes all registered and applied-for Patents, Marks and material Copyrights owned by Seller or any their Affiliates and included in the Transferred Intellectual Property and specifies for each, as applicable:  (1) the name of the applicant/registrant and current owner, (2) the jurisdiction in which the application/registration is filed and (3) the application/registration number.  Schedule 1.1(a)(iv)(B) lists all licenses from Third Parties for material Intellectual Property included in the Transferred Intellectual Property, specifying the name and address of the licensor, the date and term of the agreement.  Seller has good and marketable right, title and interest, or a valid license, in and to all of the Transferred Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances).  Except as set forth on Schedule 4.15(a) and assuming the Consents identified in Schedule 4.4 are obtained, neither the consummation of the transaction contemplated by this Agreement nor the transfer to Buyers of any contracts, licenses, agreements relating to Seller Licensed Intellectual Property will, to Seller’s Knowledge, result in the Breach of any license, contract or agreement to which Seller is a party except for any such Breach that would not reasonably be expected to have a Material Adverse Effect.  The Transferred Intellectual Property, together with Buyers’ rights under the IP Use Transition Agreement and Shared IP License, is all of the material Intellectual Property necessary to operate the Business as presently conducted except for the Retained Intellectual Property described in Section 1.2(g).

(b)                                 Seller (and/or the applicable Seller Affiliate) use of the Transferred Intellectual Property and Intellectual Property subject to the Shared IP License in the operation of its Business as presently conducted and the operation of the Business by Seller does not, to Seller’s Knowledge, infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and no Person has given notice or alleged in writing (including without limitation as part of any pending action, suit, hearing, claim, demand or proceeding) that Seller’s (or any Seller Affiliate’s) use of the Transferred Intellectual Property or Intellectual Property subject to the Shared IP License, or operation of the Business by Seller, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person.  To Seller’s Knowledge, except as set forth on Schedule 4.15(b), no Person has infringed, misappropriated or violated any of the Transferred Intellectual Property or Intellectual Property subject to the Shared IP License.  To Seller’s Knowledge, all registered Transferred Intellectual Property and registered Intellectual Property subject to the Shared IP License is valid and enforceable, and no Person has given notice or alleged in writing to Seller (including without limitation as part of any pending action, suit, hearing, claim, demand or proceeding) that any such Transferred Intellectual Property or any such Intellectual Property subject to the Shared IP License is not valid, is unenforceable or is owned in part or in full by any other Person.

All necessary registration, maintenance and renewal fees currently due in connection with any currently registered or applied for Transferred Intellectual Property and Intellectual Property subject to the Shared IP License, have been paid, and to Seller’s Knowledge all currently due formal legal requirements (including the timely post-registration applications) relating to any Transferred Intellectual Property and Intellectual Property subject to the Shared IP License currently registered or applied for have been made, and all currently due documents, recordations and certificates in connection with currently registered or applied for Transferred Intellectual Property and Intellectual Property subject to the Shared IP License have been filed with the relevant patent, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be.  Any registration, maintenance and renewal fees and any responses to official actions or other legal requirements relating to such Transferred Intellectual Property set forth in Schedule 1.1(a)(iv) for which to Seller’s Knowledge payment or action is due within ninety (90) days following the Effective Time are set forth in Schedule 4.15(b) (including the payment or action activity and due date).  No Transferred Intellectual Property or Intellectual Property subject to the Shared IP License is subject to any Order that restricts in any manner the use, transfer or licensing thereof by Seller.

(c)                                  (i) Seller has required all Persons involved in the development of Transferred Intellectual Property and Intellectual Property subject to the Shared IP License to enter into written agreements under which such Person agrees to assign to Seller all of such Person’s rights in any Intellectual Property conceived, generated, made or reduced to practice by such Person in connection with such Person’s employment or engagement by Seller (and each such Person has executed appropriate instruments of assignment in favor of Seller if so requested), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) Seller has policies, which Seller uses its commercially reasonable efforts to enforce, that require all Persons receiving Confidential Information of Seller or a Third Party to whom Seller has an obligation of confidentiality that is within the Transferred Intellectual Property to enter into written agreements under which such Person agrees to maintain such Confidential Information of the Seller (and the applicable Seller Affiliate) or Third Party.

(d)                                 Seller has not granted any license or made any assignment of any of the Transferred Intellectual Property, no Person jointly holds any ownership rights with Seller in the Transferred Intellectual Property and no Person other than Seller has any right to use any of the Transferred Intellectual Property.

(e)                                  To Seller’s Knowledge, there is no existing default or breach of any obligation of Seller or any Third Party under any license to which the Transferred Intellectual Property is subject (or event or condition that, with notice or lapse of time or both could constitute a default or breach in any material respect).

(f)                                    To the extent necessary as a legal prerequisite for enforcing or avoiding a loss of any rights in Transferred Intellectual Property, including loss of available claims for statutory remedies and damages, Seller has used commercially reasonable efforts to include appropriate statutory notices or markings of registration in connection with its use of registered Marks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights material to the Business.

4.16.                        Contracts.

(a)                                  Schedule 4.16(a) lists, and Seller has made available to Buyer, correct and complete copies of (including all amendments, modifications, extensions, renewals and other agreements with respect thereto), the following current Contracts that are Purchased Assets (the Contracts listed below being the “Key Business Contracts”):

(i)                                     each Contract or group of related Contracts with the same Person for the performance of services or the delivery of any goods, equipment or materials by Seller or Seller Canada of more than $250,000 each year;

(ii)                                  each Contract or group of related Contracts with the same Person for the performance of services or the delivery of any goods, equipment or materials to Seller or Seller Canada involving amounts of more than $100,000 each year;

(iii)                               each Contract or group of related Contracts with the same Person relating to the lease of tangible assets, personal property or equipment, specifying in each case whether Seller is the lessee or lessor, involving amounts of more than $100,000 each year;

(iv)                              each Contract relating to the license, assignment or use of Intellectual Property, specifying in each case whether the license is to or from Seller (other than the licenses identified in Schedule 1.1(a)(iv)(B) and other than licenses for routine office software or other shrink-wrap or click-wrap software);

(v)                                 each Contract with employees, consultants or contractors regarding the ownership, use or non-disclosure of any of Transferred Intellectual Property or Intellectual Property subject to the Shared IP License;

(vi)                              each customer Contract that is a “national account,” and each distributor, reseller, dealer, manufacturer’s representative, sales agency, or manufacturing Contract;

(vii)                           each Contract involving capital expenditures or the sale of any capital asset (other than Contracts involving the disposal of surplus or obsolete property or assets in the Ordinary Course of Business in amounts of less than $100,000);

(viii)                        each Contract relating to a partnership, joint venture or joint development (other than any disclosed in response to another subsection of this Section 4.16(a));

(ix)                                each Contract that constitutes an agreement with any Top Customer or Top Supplier;

(x)                                   each Contract not entered into in the Ordinary Course of Business;

(xi)                                each Contract with any labor union or association representing any employee of the Business;

(xii)                             each Contract pursuant to which Seller has obligations to indemnify another Person (other than indemnification for breach of the Contract) with respect to the Business (other than Contracts entered into in the Ordinary Course of Business);

(xiii)                          each Contract that is a settlement, conciliation or similar agreement with any Authority relating to the Business;

(xiv)                         each Contract containing a grant of a power of attorney, agency or similar authority to another person, other than Contracts with Seller’s employees or independent contractors; and

(xv)                            each Contract containing exclusivity, noncompetition, nonsolicitation, “most favored nation” pricing or similar restrictions or obligations, other than noncompetition or nonsolicitation agreements with Seller’s employees or independent contractors.

(b)                                 (i) each of the Key Business Contracts and each other Assigned Contract is valid and binding on Seller and, to Seller’s Knowledge, each other party thereto, and is in full force and effect; (ii) no Person has given notice or alleged in writing to Seller that Seller or any other party to any of the Key Business Contracts is or may be in material Breach thereof; (iii) no condition exists and no event has occurred that would reasonably be expected to result in a material Breach of any of the Key Business Contracts by Seller or, to Seller’s Knowledge, by any other party thereto; and (iv) no party to any of the Key Business Contracts has in writing terminated or purported to terminate or requested in writing any material modification or waiver thereof.

4.17.                        Environmental Matters.  Except as set forth in Schedule 4.17 and except as any of the following would not reasonably be expected to have a Material Adverse Effect, to Seller’s Knowledge (i) Seller, in connection with the Business, is and at all times has been, in compliance with all applicable Environmental Laws in all material respects; (ii) no event has occurred and no circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in an Environmental Liability, a material violation or other material Breach of any such Environmental Law by Seller primarily in connection with the Business; and (iii) no Authority or other Person has given notice or alleged in writing to Seller that Seller has or may have primarily in connection with the Business violated or otherwise Breached any such Environmental Law in any material respect.

4.18.                        Customers and Suppliers.

(a)                                  Schedule 4.18(a) (i) sets forth a list of all customers of the Business, by customer code and not by name, during the twelve month period preceding the date of the Latest Interim Balance Sheet, that purchased goods or services from the Seller (and/or the applicable Seller Affiliate) totaling an aggregate of at least $250,000; and (ii) specifies the volume of sales (in U.S. dollars) to each such customer during such twelve month period (each, a “Top Customer”).  No Top Customer has notified Seller that it intends, nor does Seller have any reasonable basis that any Top Customer intends, to terminate its relationship with Seller or materially reduce the amount of products or services that it purchases from Seller.

(b)                                 Schedule 4.18(b) (i) sets forth a list of all suppliers of the Business during the twelve month period preceding the date of the Latest Interim Balance Sheet, that sold goods or services to Seller totaling an aggregate of at least $100,000; and (ii) specifies the volume of purchases (in U.S. dollars) from each such supplier during such twelve month period (each, a “Top Supplier”).  No Top Supplier has notified Seller that it intends to terminate its relationship with Seller.

4.19.                        Warranties.  Attached to Schedule 4.19 is (i) a copy of the current standard product warranty that Seller (or any Seller Affiliate) grants to its customers in the operation of the Business in the Ordinary Course of Business and a copy of any other product warranty previously granted by Seller (or any Seller Affiliate) in the operation of the Business to Top Customers that is still in effect and a summary of warranty claims made by Top Customers since January 1, 2010 and (ii) a copy of the Seller’s return policies pursuant to which any customer may return any product sold by the Business.  Except as set forth on Schedule 4.19, to the Knowledge of Seller, there are no threatened claims with respect to the Business for (a) product returns, (b) warranty obligations or (c) product services that, in each case, would require the expenditure of sums or the issuance of credits in excess of the reserve for product returns and allowances set forth on the Latest Balance Sheet.  Seller has no Knowledge of any presently existing circumstances that would constitute a valid basis for any voluntary product recall or product recall initiated by any Authority of any product sold or distributed by Seller that relates to the Business.

4.20.                        Products Liability.

(a)                                  Except as set forth on Schedule 4.20(a), other than with respect to products returned in the Ordinary Course of Business, each product of the Business sold, distributed, provided, shipped or licensed by Seller (or any Seller Affiliate) pertaining to the Business, and each service rendered by Seller (or any Seller Affiliate) pertaining to the Business, prior to Closing, in each case to Seller’s Knowledge, conformed in all material respects with all applicable contractual commitments, warranties and applicable Laws, and there are no material design, manufacturing or other defects, latent or otherwise, in such products.  With respect to each product of the Business sold, distributed, provided, shipped or licensed by any Seller (or any Affiliate of Seller) prior to Closing, such products complied in all material respect with requirements of applicable Laws relating to warning labels.

(b)                                 Schedule 4.20(b) sets forth the return and refund policies of the Business pursuant to which any customer may return any product or pursuant to which Buyer may be required to accept returns or make refunds under and pursuant to Section 7.3.

4.21.                        Sufficiency of Purchased Assets.  Except as set forth on Schedule 4.21, (i) the Purchased Assets constitute all of the assets, properties and rights of Seller that are primarily or exclusively used by or under authority of the Seller (and/or the applicable Seller Affiliate) in the operation of the Business as currently conducted and (ii) the Purchased Assets, together with Buyer’s rights under the Ancillary Documents, constitute all of the assets and rights that are necessary to allow Buyer to operate the Business as of the Closing in substantially the same manner in which the Business is currently conducted.

4.22.                        Brokers.  Except as set forth in Schedule 4.22, Seller has not employed any broker, finder or financial advisor, or incurred any Liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.  In no event will Buyer, nor any of the Purchased Assets, be subject to any Liability or Encumbrance relating to any brokerage fee or commission, finder’s fee or financial advisory fee incurred by or on behalf of Seller in connection with the transactions contemplated hereby.

4.23.                        Absence of Certain Business Practices.  Neither the Business nor to the Knowledge of Seller any of the employees of the Business, has directly or indirectly (i) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other unlawful payment to any Person, private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for the Business or to secure any contracts, (B) to pay for favorable treatment for the Business or contracts secured, or (C) to obtain special concessions for the Business or for special concessions already obtained; (ii) established or maintained any fund or separate account that has not been recorded properly in the Financial Statements; or (iii) otherwise violated any provisions of the Foreign Corrupt Practices Act of 1977, as amended or the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority.

4.24.                        NO OTHER REPRESENTATIONS AND WARRANTIES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER DOES NOT (A) MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE PURCHASED ASSETS, OR (B) MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER OR THE BUSINESS, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.  NEITHER THE SELLER, ITS AFFILIATES NOR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, ITS AFFILIATES OR REPRESENTATIVES OF, OR BUYER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING ANY PROJECTIONS PROVIDED TO THE US BUYER, THE COMPANY’S CONFIDENTIAL MEMORANDUM AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER, WHETHER ORALLY OR IN WRITING, IN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK OUT”

DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF BUYER OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as set forth in this ARTICLE 5.

5.1.                              Organization; Standing; Corporate Power.  Each Buyer (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (b) has all requisite corporate power and authority to conduct its business and affairs as currently being conducted and to own, lease and operate its properties and assets and (c) is a direct or indirect subsidiary of Parent.

5.2.                              Authority; Approvals.

(a)                                  Buyers and the Parent each has (i) all necessary corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated by this Agreement, (ii) taken all action required by Law, the applicable Governing Documents and otherwise to authorize such entity’s execution, delivery and performance of this Agreement and each Ancillary Document to such entity is a party, (iii) duly and validly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the legal, valid and binding obligation of Buyers and Parent enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).  Each Ancillary Document to which any Buyer is a party will, when delivered by such Buyer at Closing and assuming the due authorization, execution and delivery of the same by the Seller (or any applicable Seller Affiliate), constitute the legal, valid and binding obligation of such Buyer enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)                                 No vote or action of any Person, other than any vote or action that was obtained or taken prior to the date hereof, is required by Law, any Buyer’s or Parent’s Governing Documents or otherwise in order to approve the Buyers’ and Parent’s execution, delivery and performance of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.

5.3.                              No Conflict of Organizational Documents and Laws.  Neither the execution and delivery of this Agreement or any Ancillary Document by any Buyer or Parent, nor the completion or performance of the transactions by the Buyers contemplated hereunder and thereunder or the performance of the obligations of Parent hereunder, will result in (a) the Breach of any term or provision of the Governing Documents of any Buyer or Parent, (b) assuming satisfaction of any approval requirements referred to in Section 6.4, the violation by any Buyer or Parent of any Law applicable to any Buyer or Parent, or (c) a Breach of any Contract to which Buyer or Parent is a party or to which it is bound, except in the case of (c), for such Breaches or violations, if any, which would not reasonably be expected to preclude the Buyers or Parent from consummating the transactions contemplated by this Agreement or any Ancillary Document or to subject Seller to any liability with respect thereto.

5.4.                              Consents.  Neither the Buyers nor Parent is required by Law, Contract or otherwise to give any notice to, make any filing with, or obtain any Consent from any Authority or other Person in connection with Buyers’ or Parent’s execution, delivery or performance of this Agreement or any Ancillary Document to which any Buyer or Parent is a party or the completion of the transactions contemplated hereby and thereby, except (a) the Consents and filings set forth in Schedule 5.4 or (b) where the failure to give such notice, make such filing or obtain such Consent would not reasonably be expected to preclude any Buyer from consummating the transactions contemplated by this Agreement or any Ancillary Document, preclude Parent from fulfilling its obligations hereunder, or subject Seller to any liability with respect thereto.

5.5.                              Litigation.  There is no suit, action, arbitration, administrative or other proceeding, or governmental investigation, pending or, to Buyer’s Knowledge, threatened in writing against any Buyer or Parent which would materially affect Buyer’s ability to perform its obligations hereunder, or under any Ancillary Document to which Buyer is a party.

5.6.                              Finder’s Fee.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Buyer or any of its Affiliates.

5.7.                              Available Funds.  Buyer has currently available cash funds or available borrowing capacity under existing credit facilities that in the aggregate are sufficient for Buyer to pay the Cash Consideration.  There are no conditions to any such borrowing that will not be fulfilled as of the Closing.

ARTICLE 6
PRE-CLOSING COVENANTS AND AGREEMENTS

6.1.                              Conduct of Business.

(a)                                  Except as expressly provided in this Agreement or in Schedule 6.1, or to the extent that Buyer otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement through and including the Closing Date (or, if earlier, the termination of this Agreement), Seller will operate the Business in the Ordinary Course of Business and use all commercially reasonable efforts to preserve intact Seller’s relationships with customers, suppliers, and employees of the Business.

(b)                                 In addition, and without limiting the generality of the foregoing, except as expressly provided in this Agreement or in Schedule 6.1, or to the extent that Buyer otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), Seller will not:

(i)                                     sell, lease, sublease, license, transfer, mortgage, pledge or otherwise dispose of, or create any Encumbrance (other than Permitted Encumbrances) upon, any of the Purchased Assets, other than sales or other dispositions of properties or assets under and in accordance with the terms of existing Contracts; dispositions of inventory and dispositions of surplus or obsolete properties or assets in the Ordinary Course of Business;

(ii)                                  enter into, terminate, cancel, materially amend, materially extend or waive, release or assign any material right or claim under any Key Business Contract, other than in the Ordinary Course of Business;

(iii)                               transfer, assign, terminate, cancel, abandon or modify any Permits related to the Business or fail to use commercially reasonable efforts to maintain any Permits related to the Business as currently in effect, except for Permits that are immaterial to the Business;

(iv)                              other than raises in the Ordinary Course of Business, make any material changes with respect to the compensation, benefits, or terms of employment or engagement of any Business Employee or transfer any Business Employee to another position with Seller;

(v)                                 transfer or license to any Person or allow to lapse or go abandoned any Transferred Intellectual Property or commence, discharge or settle any Proceeding relating to any Transferred Intellectual Property;

(vi)                              commit or agree to take, or authorize the taking, of any of the foregoing actions; or

(vii)                           provide any forecast for calendar 2013 as contemplated or required by the Camco Supply Agreement.

(c)                                  Nothing in this Agreement is intended to give Buyer, directly or indirectly, any right to control or direct the business or operations of Seller prior to Closing.

(d)                                 From time to time up to the Closing, Seller shall, as soon as practicable after obtaining Knowledge of a relevant fact, matter or circumstance, supplement or amend any Seller Disclosure Schedule that it has delivered in response to ARTICLE 4 with respect to (i) any matter first existing or occurring following the date hereof that (A) if existing or occurring at or prior to the date hereof would have been required to be set forth or described in the Seller Disclosure Schedule or (B) is necessary to correct any information in the Seller Disclosure Schedule that has been rendered inaccurate thereby or (ii) any matter that first is existing or occurring prior to the date of this Agreement that was not previously set forth in the Seller Disclosure Schedule but was required by the terms of the applicable provision, to be disclosed.  No supplement or amendment to any Seller Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 8.2(a), but any supplement or amendment to any Seller Disclosure Schedule delivered pursuant to clause (i) will, upon delivery by Seller, update and amend the relevant schedule(s) for all other purposes, including for purposes of Article 10.  No supplement or amendment to any schedule delivered pursuant to clause (ii) of the preceding sentence shall (I) limit Seller’s indemnification obligations regardless of whether or not the transactions contemplated herein are consummated or (II) in any way limit the ability of any Buyer from making a claim for breach of this Agreement.

6.2.                              Access to Information; Confidentiality.

(a)                                  To the extent not prohibited or restricted by applicable Law and subject to the provisions of the Confidentiality Agreement, Seller will:

(i)                                     afford to Buyer and its representatives reasonable access (including for the purpose of coordinating integration activities and transition planning), during regular business hours upon reasonable notice, to (A) offices and other facilities where principal activities of the Business occur and where Purchased Assets are located, excluding Seller’s administrative offices and its headquarters (and for any Business Employee or relevant information located at Seller’s administrative offices or headquarters, Seller will make the same available at a reasonable location) and (B) copies of Assigned Contracts (subject to applicable confidentiality restrictions), material books and records to the extent related to the Business or the Purchased Assets;

(ii)                                  upon reasonable notice, permit Buyer and its representatives to make such inspections as it may reasonably require to the extent related to the tangible Purchased Assets; and

(iii)                               cause Seller’s officers and employees and representatives to furnish Buyer and its representatives with such reasonable financial and operating data and other information with respect to the Business or Purchased Assets as Buyer may from time to time request.

(b)                                 Buyer agrees to maintain a list of those individuals who, on the behalf of Buyer, receive information or access hereunder and agrees that in the event this Agreement is terminated pursuant to ARTICLE 9, such list will be discoverable by Seller in any litigation to enforce the terms of the Confidentiality Agreement, provided that this provision does not limit or waive any privilege Buyer may claim in any such litigation, except to the identity of the individuals on such list.

(c)                                  Following Closing, Seller shall, and shall cause Seller’s Affiliates to, maintain and keep confidential and not to disclose or use for any purpose except as expressly contemplated in this Agreement, the Transition Services Agreement, the Manufacture and Supply Agreement or the IP Use Transition Agreement, the Transferred Intellectual Property, all trade secrets and confidential information of the Business, and all other Business Information; provided that nothing in this Section 6.2(c), shall  prohibit

Seller from (i) contacting, or using contact information with respect to, any customer or vendor of the Business that is also, as of the date hereof, a customer or vendor of Seller outside the Business or (ii) using (but not disclosing) Confidential Information of the Business consistent with the use by Seller as of the date hereof in the conduct of its businesses other than the Business.

6.3.                              Reasonable Efforts; Filings; Notification.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to complete and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the use of all commercially reasonable efforts to:

(i)                                     cause the conditions to Closing to be satisfied as promptly as practicable;

(ii)                                  obtain all Required Consents from, and submit all necessary notices, registrations and filings with, Authorities and other Third Parties; provided that, except as set forth in the remaining provisions of this Section 6.3, nothing herein shall require Seller or Buyer to pay any consideration or agree to relinquish or modify any rights in exchange for obtaining any Consent from any Third Party;

(iii)                               defend against any Proceedings or other actions challenging this Agreement or the completion of the transactions contemplated hereby (including seeking to have vacated or reversed any Order issued by an Authority); and

(iv)                              execute and deliver such additional instruments as may be necessary to complete the transactions contemplated by, and to fully carry out the purposes of, this Agreement;

provided, however, that nothing in this Section 6.3(a) will require US Buyer or Seller to take any action, or to refrain from taking any action, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act”), except as provided for in the remainder of this Section 6.3.

(b)                                 Each of US Buyer and Seller will use commercially reasonable (i) make or cause to be made the filings required of such party to this Agreement under the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days from the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party to this Agreement from the United States Federal Trade Commission or the United States Department of Justice or any other Authority in respect of such filings or such transactions, and (iii) act in good faith and reasonably cooperate with the other party in connection with any such filing (including, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Authority under the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or local statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws, whether United States or foreign, that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filing or any such transaction and (iv) use its commercially reasonable efforts to take such action as may be required to cause the expiration or early termination of the applicable waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  To the extent not prohibited by applicable Laws, each party to this Agreement will use all commercially reasonable efforts to promptly furnish to each other all information required for any application or other filing to be made pursuant to any applicable Laws in connection with the transactions contemplated by this Agreement.

(c)                                  Each of US Buyer and Seller will, except to the extent impermissible under, or inconsistent with, applicable Law, (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of), any communications from or with any Authority with respect to the transactions contemplated by this Agreement, (ii) permit the other party to review and discuss in advance, and consider in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Authority, (iii) not participate in any meeting with any Authority unless it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the reasonable opportunity to attend and participate at any such meeting, (iv) promptly furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Authority with respect to this Agreement and the transactions contemplated by this Agreement, and (v) promptly furnish the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Authority.  US Buyer and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.3(c) as “outside counsel only.”  Such materials, and the information contained therein, will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (US Buyer or Seller, as the case may be) or such source’s legal counsel.

(d)                                 Without limiting the generality of the foregoing or any provision herein to the contrary but subject to the last sentence of this Section 6.3(d), US Buyer and Seller agree to use commercially reasonable efforts to avoid or eliminate each and every impediment under the HSR Act or any other Antitrust Law that may be asserted by any United States or non-United States Authority so as to enable the parties to expeditiously close the transactions contemplated hereby no later than the Termination Date.  In addition, Seller and US Buyer shall each use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment that would prevent the Closing by the Termination Date.  Notwithstanding anything to the contrary with respect to any actions, non-actions, clearances, waivers, consents, approvals or permits from any Authority or under any Antitrust Law that are required to be obtained in connection with this Agreement, US Buyer, Seller, and their Affiliates shall not be required to, and Seller shall not, without the prior written consent of US Buyer (which may be withheld in US Buyer’s sole discretion), (i) enter into any hold separate order, (ii) sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any of their respective assets, licenses, operations, rights, product lines, businesses or interests therein (or agree to take or consent to any of the foregoing actions) or (iii) agree to any changes or restrictions on, or other impairment of, the ability of US Buyer, Seller, or any of their respective Subsidiaries or Affiliates to own or operate any of their respective assets, (including any Purchased Asset) licenses, operations, rights, product lines, businesses (including the Business) or interests therein.

6.4.                              Fees and Expenses.  Each party will bear its own costs and expenses incurred in connection with this Agreement, the Closing, the Ancillary Documents and the transactions contemplated hereby.  For clarity, US Buyer shall pay the entire HSR Act filing fee applicable to the transactions contemplated herein and its fees and expenses related to the preparation and submission of US Buyer’s HSR Act filing, and Seller shall pay its fees and expenses related to the preparation of filing and submission of Seller’s HSR Act filing.

6.5.                              Employees.

(a)                                  The applicable Buyer shall offer employment effective as of the Effective Time to each Business Employee listed on Schedule 6.5(a) and who is employed by Seller immediately prior to the Closing Date.  Seller shall promptly notify US Buyer in writing of any termination, resignation or other change in status of the Business Employees prior to the Closing Date, including which of such employees (if any) are on short-term or long-term disability leave or other authorized leaves of absence.  A Business Employee who is absent immediately prior to the Closing Date due to vacation, holiday, authorized leave of absence, illness or injury (other than short-term or long-term disability) shall be considered to be employed immediately prior to the Closing Date provided US Buyer is notified of the anticipated return to active duty prior to the Closing Date.  The applicable Buyer shall offer employment to any Business Employee listed on Schedule 6.5(a) and who is absent immediately prior to the Closing Date due to short-term disability effective as of the date that such employee is able to return to active employment with such Buyer; provided that such date is within three months after the Closing Date.  The applicable Buyer shall offer to hire and employ each Business Employee listed on Schedule 6.5(a) in a position with similar requirements and responsibilities and with base compensation and bonus that are, on the whole, equivalent to each such Business Employee’s current aggregate base and bonus and with benefits that are provided by such Buyer to similarly situated employees of such Buyer.

(b)                                 After the Closing Date, each Business Employee who is employed by Seller immediately prior to the Closing Date and who accepts employment with the applicable Buyer, which acceptance will include authorization to transfer to the applicable Buyer the employee data described in Section 1.2(l) (“Transferred Employees”) shall be entitled to participate in the applicable Buyer’s benefit plans on the same basis as is currently offered to similarly situated employees of such Buyer.  For purposes of eligibility and vesting under any such plan, service by a Transferred Employee with Seller prior to the Closing Date shall be taken into account to the extent such service was recognized by Seller and set forth in Schedule 4.13 as if such service had been performed for the applicable Buyer and shall be added to the service rendered by such employee to such Buyer after the Closing Date.  In determining the amount of vacation and severance pay accruable by any Transferred Employee after the Closing Date under the terms of the vacation and severance pay plans of such Buyer, credit shall be given for such employee’s service with Seller on or prior to the Closing Date as set forth in Schedule 4.13.  Following the Closing, Seller will pay to each Transferred Employee the dollar value of the accrued and unused vacation time attributable to such Transferred Employee and such accrued vacation will not be an Assumed Liability.

(c)                                  Seller will (i) cooperate with Buyers in all respects with respect to, and not discourage any Business Employee from accepting, the applicable Buyer’s offer of employment to the Transferred Employees, which will be made on or prior to the Closing Date; (ii) not counter offer to retain any of the Transferred Employees; (iii) to the extent practicable, assign to the applicable Buyer each Transferred Employee’s assignment of inventions and/or restrictive covenants agreement to the extent related to the Business; and (iv) on or prior to the Closing Date pay to each Transferred Employee the pro rata portion of any bonus that, if determined on an annualized basis in accordance with Seller’s bonus plan on the Closing Date, would be due and payable.

(d)                                 Each applicable Buyer will be responsible for the administration and the financial obligation of all worker’s compensation claims with respect to Transferred Employees arising out of or relating to occurrences on or after the Effective Time and Seller shall be responsible for the administration and the financial obligation of any worker’s compensation claims with respect to Transferred Employees arising out of or relating to occurrences before the Effective Time. In the event that a Transferred Employee notifies US Buyer after the Effective Time of a workers’ compensation injury that is the result of an aggravation of an injury that occurred while working for Seller prior to the Effective Time, the responsibility for the administration and financial obligation of this claim (i.e., the allocation between Seller’s worker’s compensation coverage and US Buyer’s worker’s compensation coverage) will be determined by the state law applicable to such claim and shall be subject to the final interpretation of the appropriate state court or administrative agency, as the case may be.

(e)                                  Each applicable Buyer will be responsible only for those employees who are Transferred Employees and, subject to complying with its obligations set forth in Section 6.5(a), shall have the full discretion to determine the terms and conditions of employment and location for the Transferred Employees.  Seller shall be solely responsible for any obligations of Seller to provide retirement payments, retiree life insurance, retiree medical, and retiree dental benefits to Business Employees who are entitled to such benefits prior to the Closing and who were covered under retiree welfare programs of such Seller as of the Closing, and to their covered dependents.

(f)                                    Seller and US Buyer agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Rev. Proc. 2004-53 with respect to Form W-2 wage reporting.  US Buyer intends to qualify as a “successor employer” as defined under Internal Revenue Code Section 3121(a)(1) thereby allowing US Buyer to utilize the wages paid by Seller to determine the taxable wages of the Transferred Employees for FICA and FUTA tax reporting purposes.

6.6.                              Patent Claims.  Buyers agree that they will not initiate any infringement claim as to any patent, registered trademark or registered trade name included in the Purchased Assets against any Third Party with respect to those acts of alleged infringement of such Third Party that occurred prior to the Effective Time without the prior consent of the Seller, which consent will not be unreasonably withheld or delayed.  Nothing herein shall restrict Buyers’ rights to bring any claims against any Third Party acts occurring on or after the Effective Time.

ARTICLE 7
OTHER COVENANTS AND AGREEMENTS

7.1.                              Public Announcement.  Except as otherwise agreed in writing between US Buyer and Seller or as required by Law, neither of US Buyer nor Seller, nor any of their respective Affiliates, will make any public announcement (including any announcement to customers, suppliers or others having dealings with Seller), postings to any public website or electronic forum, or similar communication regarding this Agreement or the transactions contemplated hereby.  US Buyer and Seller will mutually agree on the form, content and timing of a public announcement or similar communication to be made upon or with regard to the signing of this Agreement and the Closing of the transactions contemplated herein; provided that nothing herein will prohibit either party from making any disclosure required by applicable Law.  Without limiting the right of any party to make any disclosure required by applicable Law, each party will, to the extent reasonably practicable, provide a copy of any written disclosure that such party intends to make and that is required by applicable Law and will consider in good faith any comments offered by the other party.

7.2.                              Noncompetition; Nonsolicitation.

(a)                                  Seller agrees that it will not, either directly or indirectly through another Person, for a period of five years after the Closing Date (the “Noncompete Period”), engage in the United States, Canada, Australia and New Zealand in the business of the manufacture and distribution of cleaning chemicals and dispensing equipment and other supplies specifically for use in commercial vehicle care markets (“Competitive Activities”); provided that the foregoing shall not prohibit:

(i)                                     Seller or any of its Affiliates or any of the accounts managed by them, including of any pension or other benefit plan of Seller, from owning any outstanding capital stock or other equity interests of any Person engaging in any

Competitive Activities provided the aggregate beneficial ownership of Seller and any of its Affiliates (without reference to pension or other benefit plan assets) does not exceed more than five percent (5%) of all issued and outstanding voting securities of any such Person;

(ii)                                  Seller or any of its Affiliates from (A) engaging in any of its existing businesses (other than the Business), including its manufacturing, distributing and selling cleaning supplies and chemicals and its water treatment products and services; and (B) using any Retained Shared Intellectual Property in any industry (other than the Business during the Non-Compete Period and subject to any applicable restrictions of the Shared IP License or other express agreement of Seller);

(iii)                               Seller or any of its Affiliates from acquiring any Person or business that engages in Competitive Activities provided that (i) such activities do not constitute the principal activities of the Person or business to be acquired (based on the sales of such business during the preceding four (4) full calendar quarters) and (ii) if Competitive Activities constitute in excess of ten percent (10%) of the revenues of the Person or business acquired, Seller shall use its reasonable commercial efforts to divest that portion of such Person or business that engages in Competitive Activities within one year after the acquisition thereof;

(iv)                              Seller or any of its Affiliates from owning any and all of the Retained Assets;

(v)                                 Seller or any of its Affiliates from satisfying any obligations and exercising their rights under the Ancillary Documents; and

(vi)                              The performance by Seller or any of its Affiliates of its or their obligations under the Distributorship Agreement

(b)                                 Notwithstanding anything to the contrary in this Agreement, the prohibitions in this Section 7.2 shall not apply to (i) any businesses or operations of Seller or any of its Affiliates which are transferred to any Third Party (other than to a wholly owned subsidiary Seller) after the Closing Date, or (ii) to any Affiliate of Seller the stock of which is transferred to any Third Party (other than to a wholly owned subsidiary of Seller) after the Closing Date.

(c)                                  During the one year period commencing on the Closing Date, Seller not shall directly or indirectly through another Person, induce or attempt to induce any Transferred Employee to leave the employ of any Buyer, in any way interfere with the relationship between any Buyer and any Transferred Employee or hire any Transferred Employee.

(d)                                 During the one year period commencing on the Closing Date, Buyer shall not allow any senior executive that is a Business Employee (with any individual included in the definition of Seller’s “Knowledge” who is a Business Employee to be considered a senior executive for purposes of this Section 7.2(d)) to, directly or indirectly, induce or attempt to induce any individual that is an employee of Seller or any of its Affiliates on the Closing Date to leave the employ of Seller or any of its Affiliates and become an employee of US Buyer or its Affiliates; provided, that such restrictions shall not apply to general solicitations for employment via newspapers, the internet and other media typically used for such purposes, or general solicitations made through the use of employment agencies or executive search firms or response thereto.

(e)                                  During the two year period commencing on the Closing Date, Seller shall not directly or indirectly through another Person divert or attempt to divert any customer or other Person which is furnished products or services relating to the Business by US Buyer or induce or attempt to induce any customer, supplier or service provider relating to the Business to cease being a customer, supplier or service provider of US Buyer or to otherwise change its relationship with US Buyer; provided nothing in this Section 7.2(e) prevent Seller from conducting its business in the ordinary course.

7.3.                              Product Returns.  Subject to Section 1.3(iii), from and after the Effective Time, US Buyer will assume and thereafter discharge for products of the Business shipped, sold and/or produced by Seller prior to the Effective Time, all responsibilities, liabilities and obligations of Seller for refunds (including any merchandise charge backs for products deemed by the customer as inadequate or replacement) in accordance with Seller’s written standard return policies given to customers of the Business for such products as set forth in Schedule 4.19.

7.4.                              Transfer Taxes/ Tax Elections.

(a)                                  All transfer, documentary, GST/HST, value added, sales, use, stamp, registration and other similar Taxes on, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) resulting from, the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) to the extent recoverable by a Buyer shall be borne by Buyers. All other Transfer Taxes shall be borne one hundred percent (100%) by Sellers. Buyers and Sellers, as required, will prepare and file any affidavits or returns required in connection with the foregoing at their own cost and expense. Seller will prepare and file all Tax Returns with respect to such Transfer Taxes, subject to US Buyer’s right to review and approve the same, which approval shall not be unreasonably withheld, delayed or conditioned.  Seller and US Buyer will cooperate in the preparation of any available exemption certificates with respect to Transfer Taxes.

(b)                                 At the Closing, Canadian Buyer and Seller shall execute jointly an election under Section 167 of the Excise Tax Act (Canada) to have the sale of the Purchased Assets purchased from Seller take place on a GST/HST-free basis under Part IX of the Excise Tax Act (Canada). Canadian Buyer shall file the election in the manner and within the time prescribed by the relevant legislation. Notwithstanding anything to the contrary in this Agreement, Buyers shall indemnify and hold Seller harmless in respect of any GST, penalties, interest and other amounts which may be assessed against Seller as a result of the transactions under this Agreement not being eligible for such election or as a result of Canadian Buyer’s failure to file the election within the prescribed time.

(c)                                  In accordance with the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, where applicable, with respect to each purchase and sale of Purchased Assets, Canadian Buyers and the applicable Seller shall make and file, in a timely manner:

(i)                                     A joint election to have section 22 of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply in respect of the accounts receivable of Seller included in the Purchased Assets and shall designate therein that portion of the Canadian Consideration allocated to such accounts receivable under Section 2.22.2(b) as the consideration paid by Canadian Buyer to Seller.

(ii)                                  If requested by either party, Sellers and Buyer shall file any elections or amended elections in prescribed form (or such other form as such party may reasonably request) and within the prescribed time limits pursuant to proposed section 56.4 of the Income Tax Act (Canada) as it reads on the date of this Agreement or any amended or successor provision hereto, and any analogous provision of provincial or territorial Tax legislation.

(iii)                               Canadian Buyer and Seller shall prepare and file their respective Tax Returns in a manner consistent with the aforesaid elections, provided such manner is in accordance with Applicable Law.

(iv)                              If a party to this Agreement fails to file its Tax Returns in a manner consistent with the aforesaid elections, provided such manner is in accordance with Applicable Law, it shall indemnify and save harmless the other party or parties in respect of any resulting Taxes and any resulting legal or accounting expenses paid or incurred by the other party or parties.

(d)                                 Each of the Buyers and each of the Sellers shall reasonably cooperate, and shall cause their respective Affiliates, and their Affiliates’ respective officers, employees, agents, auditors and representatives to reasonably cooperate, in connection with the preparation and filing of all Tax Returns, any other returns, reports and forms relating to Taxes, audit examinations and any administrative or judicial proceedings relating to Taxes, and as necessary or desirable in order to minimize any withholding Taxes imposed on the transactions contemplated by this agreement, including the furnishing or making available to each other of records, information, personnel, powers of attorney or other materials necessary or helpful for the preparation and filing of all Tax Returns and any other returns, reports and forms relating to Taxes, the conduct of audit examinations, the resolving of or the defense of any administrative or judicial proceedings relating to Taxes. Each Buyer and each Seller recognizes that the others may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by it, to the extent such records and information pertain to events occurring prior to the Closing Date; therefor, each Buyer and each Seller agrees, (a) to properly retain and maintain such records and (b) to allow each of the other parties hereto and its respective agents, auditors and representatives, at times and dates mutually acceptable to the parties hereto, to inspect, review and make copies of such records as such party or its agents, auditors or representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the requesting party.

7.5.                              Retention of and Access to Records.  From and after the Closing Date and subject to the provisions of Section 6.2(c).  US Buyer will retain for a period consistent with US Buyer’s record-retention policies and practices and no less than as may be required by any applicable Law the Business Information.  US Buyer will provide Seller and its representatives with reasonable access to and copies of all such books and records, during normal business hours and upon reasonable written notice, as necessary to enable Seller to prepare Tax Returns or respond to Tax audits.

7.6.                              Further Assurances.  Seller and US Buyer agree that, from time to time, from and after the Closing Date, each of them will execute and deliver, and will cause to be executed and delivered, such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement.

7.7.                              Insurance Proceeds.  In the event that after the date hereof and prior to the Closing, there occurs an event or circumstance arising out of the operation of the Business or the ownership of the Purchased Assets that gives Seller a cause of action or claim against a third party (including any claim under an applicable insurance policy and claims under any warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties) and such event or circumstance is identified with reasonable specificity in writing by Buyer to Seller within twelve months of the Closing Date, then Seller will either (i) to the extent transferrable, assign any right it has to pursue such claim to US Buyer or (ii) use its commercially reasonable efforts, at the request and at the expense of Seller, to pursue such cause of action against such third party or file such insurance claim and upon receipt of any proceeds by Seller from such cause of action or insurance or claim, Seller will remit the same to US Buyer less any expenses incurred by Seller in pursuing such action or claim that were not previously reimbursed by US Buyer and less any increase in premiums that Seller reasonably believes will result from such claim.

7.8.                              Historical Audited Financial Statements.  As promptly as practicable following the date of this Agreement, Seller (i) shall use its commercially reasonable efforts to prepare financial statements of the Business at the dates and for the periods necessary to permit US Buyer to satisfy its obligations, pursuant to Section 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission, to file historical financial statements of the Business with its periodic reports pursuant to the Securities Exchange Act of 1934, as amended; (ii) shall cause PricewaterhouseCoopers LLP to audit such financial statements and to deliver its audit opinion with respect thereto; and (iii) shall cause PricewaterhouseCoopers LLP to perform a SAS 100 quarterly review of such interim financial statements with respect thereto, provided that the cost and expense of Deloitte LLP and PricewaterhouseCoopers LLP incurred by Seller in connection with clauses (i), (ii) and (iii) will be paid by the US Buyer. Furthermore, Seller shall use commercially reasonable efforts to obtain from PricewaterhouseCoopers LLP a consent, in customary form reasonably acceptable to US Buyer, to the inclusion of the historical audited financial statements of the Business in periodic reports filed by US Buyer pursuant to the Securities Exchange Act of 1934, as amended; provided, however, that nothing herein shall require Seller to pay any consideration (except for any amount that Buyers agree in writing to reimburse Seller) or agree to relinquish or modify any rights in exchange for obtaining any such consent.  Seller shall have no liability for, and shall not be responsible for any Losses incurred by any Buyer Indemnified Party arising out of, any failure of US Buyer to be able to meet its filing obligations under the Securities and Exchange Commission as a result of any failure to have the financials contemplated in this Section 7.8 to be timely prepared unless there is a Willful Breach by Seller of its obligations under this Section 7.8.

ARTICLE 8
CONDITIONS TO CLOSING

8.1.                              Conditions to Buyers’ and Seller’s Obligations.  The respective obligation of Seller and each Buyer to complete the Closing is subject to the satisfaction or waiver (to the extent permitted by Law) of the following conditions precedent:

(a)                                  no Law or Order will be in effect prohibiting the Closing (a “Legal Restraint”);

(b)                                 no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement or threatened in writing to do so and not have withdrawn such threat; or

(c)                                  receipt of a favorable determination or expiration of the applicable waiting periods under the HSR Act and other Antitrust Laws relating to the transactions contemplated by this Agreement.

8.2.                              Conditions to Buyers’ Obligations.  The obligation of Buyer to complete the Closing is subject to the satisfaction or waiver of each of the following conditions precedent (in addition to those contained in Section 8.1):

(a)                                  the representations and warranties of the Seller’s contained in this Agreement (i) that are (A) qualified as to materiality or by reference to a Material Adverse Effect will be accurate in all respects or (B) not so qualified will be accurate in all material respects in each case as of the date of this Agreement (except that any such representations or warranties which expressly relate to an earlier date need only have been accurate as of such date) and (ii) will be accurate in all respects in each case disregarding any material, materiality or Material Adverse Effect qualifications and in each case as of the Closing Date (except that any such representations or warranties which expressly relate to an earlier date need only have been accurate as of such date) as though made on the Closing Date (without taking into account any amendments or supplements made to the Seller Disclosure Schedule pursuant to Section 6.1(d)), except with respect to this clause (ii) where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(b)                                 Seller will have performed in all material respects each of the obligations it is required to perform at or prior to the Closing Date;

(c)                                  There shall not have occurred after the Latest Balance Sheet Date any event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect described in subsection (a) of such definition; and

(d)                                 Seller will have delivered to Buyer all of the Required Consents and all of the certificates and other documents specified in Section 3.2.

8.3.                              Conditions to Seller’s Obligations.  The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver of each of the following conditions precedent (in addition to those contained in Section 8.1):

(a)                                  the representations and warranties of the Buyers contained in this Agreement (i) that are (A) qualified as to materiality or by reference to a Material Adverse Effect will be accurate in all respects or (B) not so qualified will be accurate in all material respects in each case as of the date of this Agreement and (ii) will be accurate in all respects in each case disregarding any material, materiality or Material Adverse Effect qualifications and in each case as of the Closing Date (except that any such representations or warranties which expressly relate to an earlier date need only have been accurate as of such date) as though made on the Closing Date (without taking into account any amendments or supplements made to any disclosure schedules delivered by Buyer), except with respect to this clause (ii) where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to prohibit or materially delay Buyers from consummating the transactions contemplated herein or Buyers or Parent from performing their obligations hereunder;

(b)                                 Buyer will have performed in all material respects each of the obligations it is required to perform at or prior to the Closing; and

(c)                                  Seller will have received from Buyer all of the certificates and other documents specified in Section 3.3.

ARTICLE 9
TERMINATION

9.1.                              Termination.  This Agreement may be terminated, and the Closing may be abandoned, at any time prior to the Closing:

(a)                                  by the mutual written consent of Buyer and Seller;

(b)                                 by either Buyer or Seller, upon written notice to the other, if:

(i)                                     the Closing has not occurred on or before January 31, 2013, for any reason, including any failure to obtain clearance from the Federal Trade Commission or the Antitrust Division of the Department of Justice under the HSR Act; provided that if the parties receive a second request for information from either the United States Federal Trade Commission or the United States Department of Justice in connection with the parties’ HSR Act filings pursuant to Section 6.3(b), such date shall be automatically extended until the earlier of (A) March 31, 2013 and (B) three (3) Business Days following receipt of a favorable determination or expiration of the applicable waiting periods under the HSR Act relating to the transactions contemplated by this Agreement from the Federal Trade Commission or the Antitrust Division of the Department of Justice under the HSR Act (the applicable date, the “End Date”); or

(ii)                                  a Legal Restraint having the effect set forth in Section 8.1(a) is in effect and has become final and not subject to further appeal; provided, however, that the terms of this Section 9.1(b)(ii) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Legal Restraint or to have such Legal Restraint vacated or made inapplicable to the transactions contemplated by this Agreement.

(c)                                  by written notice from US Buyer to Seller, if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which, if in effect as of the Closing Date, would prevent the satisfaction of the conditions set forth in Sections 8.2(a) and 8.2(b) and such violation or breach has not been waived by Buyer and such violation or breach is incapable of being cured or, if capable of being cured, has not been cured within the earlier of (i) 30 days after written notice of default has been delivered to Seller and (ii) the End Date (but if cured within such timeframe, then such notice of termination will not be given effect);

(d)                                 by written notice from Seller to US Buyer, if there has been a violation or breach by US Buyer of any covenant, representation or warranty contained in this Agreement which, if in effect as of the Closing Date, would prevent the satisfaction of the conditions set forth in Sections 8.3(a) and 8.3(b), and such violation or breach has not been waived by Seller and such violation or breach is incapable of being cured or, if capable of being cured, has not been cured within the earlier of (i) 30 days after written notice of default has been delivered to US Buyer and (ii) the End Date (but if cured within such timeframe, then such notice of termination will not be given effect).

9.2.                              Obligations Upon Termination.  If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate, except Section 6.4 (Fees and Expenses), Section 7.1 (Public Announcement), this Section 9.2 and ARTICLE 11 (Miscellaneous Provisions) will survive indefinitely unless sooner modified or terminated in writing by the parties; provided that nothing in this Section 9.2 shall relieve any party from liability for any breach of this Agreement that occurred prior to the date of termination.

ARTICLE 10
SURVIVAL AND INDEMNIFICATION

10.1.                        Survival.

(a)                                  Subject to Section 10.1(b), all representations, warranties and covenants contained in this Agreement will survive Closing and the completion of the transactions contemplated by this Agreement.

(b)                                 Claims for indemnification under Section 10.2(a) or Section 10.3(a) must be made no later than eighteen months following the Closing Date, except that (i) claims arising from any breach or inaccuracy of the representations and warranties contained in the Fundamental Representations, Section 4.17 (Environmental Matters), Section 5.1 (Organization; Standing; Corporate Power) and Section 5.2 (Authority; No Breach) must be made no later than 60 days after the expiration of the applicable statute of limitations, if later and (ii) claims for indemnification pursuant to Sections 10.2(b) through (d) and Sections 10.3(b) through (d) may be made at any time within the applicable statute of limitations with respect to the subject of such claim.

10.2.                        Indemnification of Seller Indemnified Parties.  Subject to the applicable provisions of Section 10.4, Buyer will indemnify in full, Seller and Seller’s Affiliates and the officers, directors, employees and agents of any of them (collectively, the “Seller Indemnified Parties”), and hold them harmless from and against, any and all Losses which they or any of them may suffer or incur, directly, regardless of when suffered or incurred and whether or not involving a claim by a Third Party, which arise or result from:

(a)                                  any breach, or inaccuracy of any representation or warranty by Buyer in this Agreement, which for purposes of determining the amount of Loss only shall be determined in each case without giving effect to any materiality or Material Adverse Effect qualifiers therein; provided, however, that a representation or warranty that contains any materiality or Material Adverse Effect qualifier shall be deemed to have been given with such qualification for purposes of determining whether there has been a breach or inaccuracy with respect to such representation or warranty;

(b)                                 any breach of, or failure to perform, any covenant, agreement or undertaking of Buyer in this Agreement;

(c)                                  the Assumed Liabilities; or

(d)                                 any and all reasonable costs and expenses, including reasonable legal fees and expenses, in connection with enforcing the indemnification rights of the Seller Indemnified Parties pursuant to this Section 10.2, in each case to the extent that such enforcement is successful.

10.3.                        Indemnification of Buyer Indemnified Parties.  Subject to the applicable provisions of Section 10.4, Seller will indemnify in full Buyer and Buyer’s Affiliates and the officers, directors, employees and agents of any of them (collectively, the “Buyer Indemnified Parties”), and hold them harmless from and against, any and all Losses which they or any of them may suffer or incur, directly, regardless of when suffered or incurred and whether or not involving a claim by a Third Party, which arise or result from:

(a)                                  any breach or inaccuracy of any representation or warranty by Seller in this Agreement, which for purposes of determining the amount of Loss only shall be determined in each case without giving effect to any materiality or Material Adverse Effect qualifiers therein; provided, however, that a representation or warranty that contains any materiality or Material Adverse Effect qualifier shall be deemed to have been given with such qualification for purposes of determining whether there has been a breach or inaccuracy with respect to such representation or warranty;

(b)                                 subject to Section 7.8, any breach of, or failure to perform, any covenant, agreement or undertaking of Seller in this Agreement;

(c)                                  the Retained Liabilities; or

(d)                                 any and all costs and expenses, including reasonable legal fees and expenses, incurred in connection with enforcing the indemnification rights of the Buyer Indemnified Parties pursuant to this Section 10.3, in each case to the extent that such enforcement is successful.

10.4.                        Limitations on Indemnification.

(a)                                  After the Closing, (i) the Buyer Indemnified Parties may not recover any Losses under Section 10.3(a) until the total of all Losses with respect to those matters collectively exceed $720,000 (the “Basket”), in which case, subject to any other applicable limitations contained in this Section 10.4, the Buyer Indemnified Parties will be entitled to recover only those Losses in excess of the Basket; and (ii) the Buyer Indemnified Parties may not recover any Losses under Section 10.3(a) to the extent that all Losses with respect to those matters collectively exceed $12,000,000 (the “Cap”).  Notwithstanding the foregoing, neither the Basket nor the Cap will apply with respect to any breach or inaccuracy of the representations and warranties contained in Section 4.1 (Organization, Standing and Corporate Power), Section 4.2 (Authority; Approvals); Section 4.12 (Tax Matters); (the “Fundamental Representations”) or to any claims based on fraud or Willful Breach, and the Losses associated with any such breaches, misstatements, or inaccuracies will not count toward the Basket or Cap for determining the recoverability of other Losses; provided that, in no event will the liability of Seller under this Agreement in the aggregate exceed the Cash Consideration (as adjusted pursuant Section 2.3).  In addition, any Losses recoverable under Section 10.3(a) that arise or result from any breach or inaccuracy of the representations and warranties contained in Section 4.21 (Sufficiency of Assets) will not be subject to the Basket (or count toward the Basket for determining the recoverability of other Losses) and the Buyer Indemnified Parties may not recover any such Losses to the extent they exceed $25,000,000.

(b)                                 Buyer shall, as soon as practicable following the making of any claim for indemnification hereunder, file a claim with any applicable third-party insurer to seek to recover any insurance proceeds available with respect to any such Loss; provided that nothing in this Section 10.4(b) (except for the last sentence of this Section 10.4(b)) will limit Buyer’s ability to bring any indemnity claim hereunder.  Losses recoverable by a Buyer Indemnified Party will be (i) reduced by the amount of any insurance proceeds actually received by Buyer with respect to those Losses less the costs to recover such proceeds; and (ii) increased by the portion of any premium increase in the next policy period of the applicable insurance policy and any retroactive premium adjustment or replacement insurance policy that results directly from the assertion of such claim, as determined by correspondence from the insurance carrier or insurance broker to Buyer, a copy which shall have been provided to Seller.  If any such amounts are received by a Buyer Indemnified Party within twenty-four months after being fully indemnified by Seller for the relevant Losses hereunder, such amounts will be paid to Seller.  Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement.

(c)                                  Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party (other than any customer, vendor, employee, agent or representative of the Indemnified Party) in respect of the Losses to which the payment related.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

(d)                                 Neither Buyer nor Seller shall have any liability or obligation under this ARTICLE 10 with respect to claims made pursuant to Sections 10.2 or 10.3 unless such party shall have received notice of such claim (describing the claim in reasonable detail, a reasonable estimate of the amount thereof (or if the notifying party is unable to determine the amount thereof, a statement to such effect), and the basis thereof) within the applicable survival period set forth in Section 10.1.

(e)                                  Seller shall have no liability or obligation to any Buyer Indemnified Party for any Loss to the extent, but only to the extent, the Liability attributable to such Loss is specifically and identifiably accrued in the calculation of the Closing Modified Net Working Capital as finally determined pursuant to Section 2.3 (and such Loss shall not be included as a Loss for purposes of the Basket or the Cap).

10.5.                        Indemnification Claims Procedures.

(a)                                  If a Buyer Indemnified Party becomes aware of a claim for indemnification under Section 10.3, it will promptly notify Seller of the claim, and if a Seller Indemnified Party becomes aware of a claim for indemnification under Section 10.2, it will promptly notify Buyer of the claim (in each case, the giver of such notification being referred to hereafter as the “Indemnified Party,” and the recipient of such notification being referred to hereafter as the “Indemnifying Party”).  Such indemnification notice will specify in reasonable detail, to the extent then known, the nature and amount of the Losses suffered and the facts giving rise to the claim.

(b)                                 The Indemnifying Party will have 30 days after receipt of the indemnification notice to notify the Indemnified Party in writing of any objections thereto, specifying in reasonable detail the nature of and basis for each objection.  To the extent that the Indemnifying Party fails to timely object to all or part of an indemnification claim, the Indemnifying Party will be deemed to have irrevocably accepted liability for the claim.  To the extent that the Indemnifying Party timely objects to all or part of an indemnification claim, the Indemnifying Party and the Indemnified Party will negotiate in good faith to resolve the dispute within 30 days thereafter.  If the Indemnified Party and the Indemnifying Party are unable to resolve the dispute within that 30 day period, then either of them may proceed to litigate the dispute subject to the provisions of this Agreement.

10.6.                        Third Party Proceedings.

(a)                                  The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim and may elect to assume the defense of the Third Party Claim by delivering written notice of the election within ten (10) Business Days after receiving notice of the Third Party Claim as provided in Section 10.5 provided that:

(i)                                     Indemnifying Party irrevocably confirms, based on all of the facts known to the Indemnifying Party, its obligation to indemnify the Indemnified Party with respect to such third-party claim pursuant to, and on the terms and subject to the limitations set forth in, this ARTICLE 10;

(ii)                                  the applicable Third Party Claim (A) seeks and can only result in money damages; and

(iii)                               Indemnifying Party conducts the defense of the applicable Third Party Claim actively and diligently.

(b)                                 If an Indemnifying Party timely elects to assume the defense of a Third Party Claim:

(i)                                     the Indemnifying Party will not, so long as it conducts the defense, be liable to the Indemnified Party under this ARTICLE 10 for any fees of other counsel or any other expenses with respect to the defense of the Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim after notice of assumption of defense of the same by the Indemnifying Party; except to the extent that conflicts of interest or the rules of professional conduct prevent the counsel for the Indemnifying Party from adequately representing the Indemnified Party or necessitates that the Indemnified Party obtain separate counsel, in which case the cost of such counsel for the Indemnified Party will be included as a Loss; and

(ii)                                  no compromise or settlement of the Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s Consent (such consent not to be unreasonably withheld, delayed or conditioned) unless the compromise or settlement includes a grant by each claimant or plaintiff of a full, unconditional release of the Indemnified Party from all Liabilities arising from or relating to the claim and the sole relief provided for is monetary damages that are paid in full by the Indemnifying Party (or its Affiliates).

(c)                                  If an Indemnifying Party does not timely elect to assume the defense of a Third Party Claim, then the Indemnifying Party will be bound by any determination made in the Proceeding or any compromise or settlement effected by the Indemnified Party except that the Indemnified Person shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s Consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(d)                                 The Indemnified Party or the Indemnifying Party, as the case may be, that is controlling the defense of a Third Party Claim will keep the other reasonably informed of the Proceeding at all stages thereof, whether or not the other is represented by counsel.  Each party agrees to render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of a Third Party Claim.  Each party will cooperate with the other and provide such assistance, at the sole cost and expense of the Indemnifying Party, as such other party may reasonably request in connection with the defense of the Third Party Claim, including providing such other party with reasonable access to and reasonable use of all relevant corporate records and making its officers and employees reasonably available for depositions, pretrial discovery and as witnesses at trial, if required.  In requesting any such cooperation, the party requesting such assistance will have due regard for, and attempt to not be disruptive of, the business and day to day operations of the other party and will follow all reasonable requests of the other party regarding any documents or instruments which such party believes should be given confidential treatment.

10.7.                        Tax Treatment.  For Tax purposes, unless otherwise required by Law, the parties agree to treat all payments made under this ARTICLE 10, and any payments in respect of any Breaches of representations, warranties, covenants or agreements hereunder, as adjustments to the Purchase Price.

10.8.                        Exclusive Remedy.  After the Closing, except for claims of fraud or Willful Breach, the rights and remedies set forth in this ARTICLE 10 are the sole and exclusive rights and remedies of any Indemnified Party (including Buyer and Seller) under or in connection with this Agreement, except that nothing will limit any right to injunctive relief as provided in this Agreement or any Ancillary Document or under applicable Law.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1.                        Interpretation and Usage.

(a)                                  Unless there is a clear contrary intention: (i) a reference made to an article, section, appendix, addendum, exhibit or schedule means a reference to an article, section, appendix, annex, addendum, exhibit or schedule of or to this Agreement; (ii) the singular includes the plural and vice versa; (iii) reference to any agreement, document or instrument means that agreement, document or instrument, including all appendices, annexes, addenda, exhibits, schedules thereto, as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) reference to any Law means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that section or provision from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of that section or provision; (v) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular article, section or other provision of this Agreement; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) “or” is used in the inclusive sense of “and/or”; (viii) “it” or “its” in reference to a Person will be deemed to include individual natural Persons; and (ix) the terms “writing,” “written” and words of similar import will be deemed to include communications and documents in e-mail, fax or any other similar electronic or documentary form (except that notices given under this Agreement must comply with the requirements of Section 11.6).

(b)                                 All accounting terms used in this Agreement will be interpreted and all accounting determinations will be made in accordance with GAAP, except as otherwise stated herein.

(c)                                  The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience of the parties only and will not constitute a part hereof.

(d)                                 The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.2.                        Amendment and Modification.  Subject to applicable Law and the obligation of Seller to update schedules as provided in Section 6.1(d), this Agreement may be amended or modified from time to time, with respect to any of the terms contained herein, except that all amendments and modifications must be set forth in a writing duly executed by Buyer and Seller.

11.3.                        Waiver of Compliance; Consents.  Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled to compliance, but any waiver or failure to insist upon strict compliance with the obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder.  Whenever this Agreement requires or permits the Consent by or on behalf of a party, the Consent must be given in writing in the same manner as for waivers of compliance.

11.4.                        No Third Party Beneficiaries.  Nothing in this Agreement will entitle any Person (other than a party hereto and its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

11.5.                        Expenses.  Each of the parties hereto will bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated herein are consummated, except as otherwise expressly stated herein.

11.6.                        Notices.  All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective:  (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth Business Day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission with proof of successful transmission, if sent by facsimile; or (d) on the date of delivery if sent by a recognized overnight courier:

If to Seller, to:	Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102
Attention: General Counsel
Fax: (651) 293-2575

With a copy to:	Oppenheimer Wolff & Donnelly LLP
222 South Ninth Street, Suite 2000
Minneapolis, Minnesota 55402
Attention: Phillip B. Martin
Fax: (612) 607-7100

or to such other person or address as Seller may furnish to the other parties in writing in accordance with this Section 11.6.

If to Buyer, to:	Zep Inc.
1310 Seaboard Industrial Blvd NW
Atlanta, GA 30318
Attention: General Counsel

Fax: 404-367-4153

With a copy to:	Hunton & Williams LLP
Bank of America Plaza, Suite 4100
600 Peachtree Street, N.E.
Atlanta, Georgia 30808-2216
Attention: Roth Kehoe
Fax: (404) 888-4190

or to such other person or address as Buyer may furnish to the other parties in writing in accordance with this Section 11.6.

11.7.                        Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign this Agreement, in whole or in any part and from time to time, to any wholly owned subsidiary of Buyer provided Buyer remains bound by this Agreement.  Any assignment or purported assignment in violation of this Section 11.7 will be void and of no force or effect.  Without limiting the generality of the foregoing, and solely for purposes of clarity, the foregoing restriction on assignment prohibits and invalidates any assignment, distribution or other transfer (and any purported assignment, distribution or other transfer) of any rights to receive or other interest in or with respect to the purchase price payable hereunder.

11.8.                        Governing Law and Venue.

(a)                                  This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Delaware (without regard to the laws of conflict that might otherwise apply) as to all matters, including matters of validity, construction, effect, performance and remedies.

(b)                                 The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and the parties hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that the Proceeding may not be brought or is not maintainable in those courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by those courts, and the parties hereto irrevocably agree that all claims with respect to the Proceeding will be heard and determined exclusively in such a Delaware State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of the parties solely for that purpose and over the subject matter of the dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by law will be valid and sufficient service thereof.

11.9.                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  This Agreement may be executed and delivered by facsimile or pdf transmission and a facsimile or pdf transmission will constitute an original for all purposes, except as may be otherwise required by law.  At the request of any party, the parties will confirm a facsimile or pdf transmission by signing a duplicate original document.

11.10.                  Enforcement.  The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are Breached.  Therefore, each party (a) hereby waives, in any action for specific performance, the defense of adequacy of a remedy at law and any requirement for the posting of any bond or other security in connection with any such remedy; and (b) agrees that the other parties may be entitled to specific performance of this Agreement in any Proceeding initiated to enforce the terms hereof prior to the Closing or termination of this Agreement, including the issuance of an Order or Orders to prevent or restrain any actual or threatened Breach of this Agreement, in each case without any requirement to post any bond or provide other security.  The remedy of specific performance will be in addition to any other remedy or remedies to which the other parties may be entitled at law or in equity.

11.11.                  Entire Agreement.  This Agreement, including the exhibits and schedules hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to the subject matter of this Agreement, other than, prior to the Effective Time, the Confidentiality Agreement.  No discussions regarding, or exchange of drafts or comments in connection with, the transactions contemplated herein will constitute an agreement among the parties hereto or modify the terms of this Agreement.  Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement or any amendments hereto adopted as provided herein.

11.12.                  Severability.  If any term or other provision of this Agreement or any of the Ancillary Documents is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement or such Ancillary Document, as applicable, so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

11.13.                  WAIVER OF JURY TRIAL.  THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING

TO THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, OR THE MAKING, PERFORMANCE OR INTERPRETATION THEREOF, INCLUDING FRAUDULENT INDUCEMENT THEREOF.

11.14.                  Guaranty.  Parent does hereby fully, absolutely, unconditionally and irrevocably guaranty the timely payment and performance when due and owing of all of the obligations of Buyers under this Agreement and under the Ancillary Documents, in each case, (a) including all amounts Buyers are obligated to pay hereunder or under the Ancillary Documents in the event Buyers fail to perform their obligations thereunder or hereunder or are otherwise liable for damages hereunder or pursuant thereto and (b) to the extent not paid or performed by Buyers at such time.  Parent hereby unconditionally and irrevocably waives (i) any right to require Seller to pursue any other remedy in the Seller’s power; and (ii) any right to require Seller to make any presentments or demands for performance from Parent, or give any notices to Parent of non-performance or nonpayment by Buyers of any of their obligations under this Agreement or any Ancillary Document.  Parent has knowingly and voluntarily entered into this guaranty in good faith for the purpose of inducing Seller to enter into this Agreement and the Ancillary Documents to which Seller is a party to consummate the transactions contemplated hereby and thereby.

ARTICLE 12
DEFINITIONS

“Accounting Principles” means GAAP, as consistently applied.

“Accounts Receivable” is defined in Section 1.1(a)(ii).

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Ancillary Document” means all agreements, certificates, instruments and other documents executed and delivered by one or more parties in connection with the execution, delivery and performance of this Agreement.

“Annual Financial Statements” is defined in Section 4.5.

“Antitrust Laws” is defined in Section 6.3(b)

“Assigned Contracts” is defined in Section 1.1(a)(iii)

“Assignment and Assumption Agreement” is defined in Section 3.2(b).

“Assumed Liabilities” is defined in Section 1.3.

“Authority” means any U.S. or non-U.S. federal, state, provincial, local or other governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority.  For clarity, this term includes the New York Stock Exchange.

“Balance Sheet Objection Notice” is defined in Section 2.3(b)(ii).

“Balance Sheet Resolution Period” is defined in Section 2.3(b)(ii).

“Basket” is defined in Section 10.4(a).

“Bill of Sale” is defined in Section 3.2(a).

“Breach” means (a) with respect to any Contract, any breach of or inaccuracy in any express or implied representation or warranty given in connection with the Contract, any breach of or failure to perform or comply with any express or implied covenant or obligation in connection with the Contract, or the occurrence of any default or event of default, however defined, in connection with the Contract, or (b) with respect to any Law or Order (including any Permit), any violation or other failure to comply with any obligation or restriction contained in or imposed by the Law or Order (including any Permit).

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required by Law to be closed.

“Business Employee” is defined in Section 4.13(a).

“Business Information” is defined in Section 1.1(a)(vi).

“Business” is defined in Recital A.

“Buyer Board” means the board of directors of US Buyer.

“Buyer Indemnified Parties” is defined in Section 10.3.

“Buyer’s Estimate” is defined in Section 2.3(a)(i).

“Buyers” is defined in the first paragraph of this Agreement.

“Camco Supply Agreement” is defined in Section 3.2(i).

“Canadian Buyer” is defined in the first paragraph of this Agreement.

“Canadian Consideration” is defined in Section 2.1(b)(i).

“Canadian Purchased Assets” is defined in Section 1.1(b)(ii).

“Canadian Seller” is defined in the first paragraph of this Agreement.

“Cap” is defined in Section 10.4.

“Cash Consideration” is defined in Section 2.1.

“Closing Adjustment Amount” is defined in Section 2.3.

“Closing Balance Sheet” is defined in Section 2.3(b)(i).

“Closing Date” is defined in Section 3.1.

“Closing Modified Net Working Capital” means as of the Closing Date (a) the aggregate of following financial line items derived from the books and records of the Business: “Cost Per Car A/R”, “Allowance-US”, “Accounts Receivable-US”, “Accounts Receivable-Canada”, and “Allowance-Canada” minus (b) the aggregate of the following financial line items derived from the books and records of the Business: “Accrued Corporate Acct Rebates-US”, “Accrued Handling Fees”, “Misc Liability”, and “Accrued Corporate Acct Rebates-Canada” in all cases (y) calculated in accordance with the Accounting Principles and (z) taken from the Final Closing Balance Sheet as finally determined pursuant to Section 2.3(b)(iv).

“Closing” is defined in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Activities” is defined in Section 7.2(a).

“Confidential Information” means information and materials of a Person that are confidential and of substantial value to such Person, which value would be impaired if such information were disclosed to third parties, but excluding any such information that (i) is in the public domain or becomes available to the public from a source other than the Person who is asserting the exception set forth in this clause (i) or (ii) becomes available, after Closing Date, to the Person who is asserting the exception set forth in this clause (ii) on a non-confidential basis from a Third Party who is permitted to disclose such information to the Person asserting this exception.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 23, 2012, between Buyer and Green Holcomb & Fisher on behalf of Seller.

“Consent” means any consent, approval, ratification, waiver or other authorization.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, bonds, indenture, mortgage, note, option, warranty, purchase order, license (including but not limited to software licenses and licenses for Intellectual Property), sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Copyright” means any registered or unregistered work of authorship fixed in a tangible format.

“Distributorship Agreement” is defined in Section 3.2(j)

“Effective Time” is defined in Section 3.1.

“Encumbrance” means, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, attachment, levy, charge, restriction, imposition, pledge, easement, covenant, encroachment, security interest, conditional sale or other interest in property or assets (or the income or profits therefrom) designed to secure the repayment of indebtedness, collateral assignment, adverse claim of title, ownership or right to use, restriction, right of first refusal or offer or other encumbrance of any kind in respect of such asset or security, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

“End Date” is defined in Section 9.1(b)(i).

“Environment” means soil, land surface or subsurface strata, surface water, ground water, drinking water supplies, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource, and “Environmental” means having to do with any of the foregoing.

“Environmental Law” means any and all applicable international, foreign, federal, state, local or municipal laws, treaties, executive orders, statutes, codes, rules, regulations, ordinances, standards, legally binding guidance document, common law (including, without limitation, common law theories of negligence, nuisance and trespass) or requirements of any governmental authority and interpretation thereof (including, without limitation, any judicial or administrative orders, directives, decisions, injunctions and decrees) now or hereinafter in effect, regulating, relating to or imposing liability, standards or obligations of conduct concerning (i) any “hazardous waste” (as defined by 42 U.S.C. § 6903(5)), “hazardous substance” (as defined by 42 U.S.C. § 9601(14)), “hazardous material” (as defined by 49 U.S.C. § 5102(2)), “toxic pollutant” (as listed pursuant to 33 U.S.C. § 1317), or “pollutant or contaminant” (as defined in 42 U.S.C. § 9601(33)), any “oil” (as defined by 33 U.S.C. § 2701(23)) or (ii) any environmental media, environmental protection, natural resources or health and safety (including without limitation the health and safety of workers), together with any amendment or reauthorization thereto or thereof, and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents.

“Environmental Liabilities” means all Liabilities, demands, damages, injuries, causes of action or suits at law or in equity, contract or tort, costs of any kind or nature, and liability of every kind or nature whatsoever, whether past or present, and whether or not now claimed or known, of whatever kind or character”] related to compliance with Environmental Laws or any claims for property damage, natural resource damage, diminution in property value, emotional distress, loss of peace of mind and happiness, discomfort, inconvenience, annoyance, disruption, nuisance, trespass, death, and personal or bodily injuries related to or arising out of the presence or, Release of, or exposure to, any Hazardous Substance.

“Estimated Modified New Working Capital” is defined in Section 2.3(a)(ii)

“European Buyer” is defined in the first paragraph of this Agreement.

“European Consideration” is defined in Section 2.1(b)(ii).

“European Consideration” is defined in Section 2.1(b)(ii)

“European Purchased Assets” is defined in Section 1.1(b)(i).

“Final Adjustment Amount” is defined in Section 2.3(b)(iv).

“Final Closing Balance Sheet” is defined in Section 2.3(b)(iii).

“Final Price Allocation” is defined in Section 2.2.

“Financial Statements” is defined in Section 4.5.

“Fundamental Representations” is defined in Section 10.4(a).

“GAAP” means accounting principles generally accepted in the United States.

“Governing Documents” means, with respect to a specified Person, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement or limited liability company agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all shareholders’ and other equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the shareholders or other equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Hazardous Material” means (a) petroleum or petroleum product, explosive, radioactive material, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, dioxins, furans, lead, radon gas, volatile organic compounds, or (b) any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, solid, liquid or gas, in each case whether naturally occurring, human-made, or the by-product of any process, (i) that is now or hereafter becomes defined as or included within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic chemical,” “toxic substance,” “hazardous chemical,” “extremely hazardous substance,” “pollutant,” “contaminant,” or any other words of similar meaning under any federal, state, or local Environmental Law or regulation, or exposure to which or the presence, use, generation, treatment, release, transport or storage of which is now or hereafter prohibited, limited, restricted or regulated under any federal, state, or local environmental law or regulation or by any governmental or regulatory authority.

“HSR Act” is defined in Section 6.3.

“Indemnified Party” is defined in Section 10.5(a).

“Indemnifying Party” is defined in Section 10.5(a).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license and whether registered or unregistered, including all (a) Marks, Patents and Copyrights; (b) confidential and/or proprietary information, trade secrets and know-how, including customer lists, customer data, technical information, plans, drawings, designs, formulae, process technology, manuals, data, records, procedures, product packaging instructions, product specifications and formulations, analytical methods, sources and specifications for raw materials, health and safety information, environmental compliance and regulatory information, research and development records, data and reports; (c) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation; and (d) claims, causes of action and defenses relating to the enforcement of any of the foregoing.

“IP Buyer” is defined in the first paragraph of this Agreement.

“IP Use Transition Agreement” is defined in Section 3.2(g).

“IRS” means the United States Internal Revenue Service.

“ITW License” means that certain Trademark License Agreement dated as of January 6, 1999 by and between Seller and Illinois Tool Works, Inc., as successor licensor.

“Key Business Contracts” is defined in Section 4.16(a).

“Knowledge” means, with respect to any individual natural Person, the knowledge of that individual, and with respect to any other Person, the knowledge of any one or more members of senior management of that Person (which in the case of Seller, consists only of the actual knowledge of, Mark Aggerbeck, Darrin Baum, Megan Loch, Steve Nichols, Kent White, Jeff Blair and John Tidd.

“Latest Balance Sheet Date” is defined in Section 4.5.

“Latest Interim Balance Sheet” is defined in Section 4.5.

“Latest Interim Financial Statements” is defined in Section 4.5.

“Law” means any U.S. or non-U.S. federal, state, provincial, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, permit, rule, regulation, decree, writ, injunction, policy, guideline, ruling, judgment, Order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Authority.

“Legal Restraint” is defined in Section 8.1(a).

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Losses” means any liabilities, claims, assessments, losses, costs, expenses (including costs of investigation and defense and reasonable attorneys’ fees), interest, fines, taxes, penalties, obligations and direct damages, but specifically excluding punitive, consequential, incidental, indirect or special damages, diminution of value or other premium damages, except to the extent such damages are payable to a Third Party with respect to a Third Party claim or are incurred as a result of fraud, Willful Breach.

“Manufacture and Supply Agreement” is defined in Section 3.2(f).

“Mark” means any registered or unregistered trademark, service mark, trade name, product name, d/b/a, certification mark, Internet domain name, uniform resource locator, slogan, logo, symbol, trade dress, rights of publicity or other indicia of origin, including all goodwill of the Business associated with any of the foregoing.

“Material Adverse Effect” means any change, effect, event, violation, inaccuracy, circumstance or condition (whether considered individually or in the aggregate with other changes, effects, events, violations, inaccuracies, circumstances or conditions) that (a) has had or would reasonably be expected to have a material adverse effect on the Business, the operations of the Business, the financial condition of the Business or the Purchased Assets, or (b) materially impedes or delays, or is reasonably likely to materially impede or delay, the consummation of the transactions contemplated by this Agreement, except that none of the following will be considered (either alone or in combination) in determining whether a Material Adverse Effect has occurred: (i) general changes in conditions in the United States or global economic conditions (provided that such changes do not affect the Business or the Purchased Assets in a disproportionate manner compared to other specialty chemical manufacturers), (ii) general changes in the markets in which the Business operates (provided that such changes do not affect the Business or the Purchased Assets in a disproportionate manner compared to other specialty chemical manufacturers), (iii) changes in any generally applicable Laws or generally applicable accounting regulations or principles (provided that such changes do not affect the Business or the Purchased Assets in a disproportionate manner compared to other specialty chemical manufacturers), or (iv) effects which are the result of the public announcement or pendency of this Agreement, including any action taken to secure or to attempt to secure, approval of the transaction contemplated by this Agreement under any Antitrust Laws or any Order issued or action commenced by any Authority pursuant to any Antitrust Law.

“Neutral Auditor” means the New York office of Grant Thornton LLP or if Grant Thornton is unable or unwilling to serve as a Neutral Auditor, any of the New York offices of BDO Seidman.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Authority or arbitrator, including without limitation, those entered into by consent of the parties hereto.

“Ordinary Course of Business” means, with respect to a specified Person, action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of such Person’s normal operations, and (b) does not require authorization by such Person’s board of directors, shareholders, partners or other owners or equity holders, trustees, lenders, beneficiaries or other Persons acting in a similar capacity and does not require any other separate or special authorization or Consent.

“Parent” is defined in the first paragraph of this Agreement

“Patent Assignment Agreement” is defined in Section 3.2(c).

“Patent” means issued U.S. and foreign patents and pending patent applications, patent and invention disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights, or any invention or discovery covered thereby.

“Permit” means any Consent, license, registration, certification, listing or permit issued, granted, given or otherwise made available by or under the authority of any Authority or recognized Third Party certification or standards organizations which are necessary to carry on the Business as presently conducted.

“Permitted Encumbrance” means (a) any Encumbrance for mechanics’, carriers’, workmen’s, repairmen’s or other similar liens (inchoate or otherwise) arising or incurred in the Ordinary Course of Business in respect of obligations which are not overdue and are not otherwise material to the Business or Purchased Assets and which will not be Liabilities of Buyer or otherwise encumber any of the Purchased Assets, (b) restrictions or rights to use Intellectual Property arising out of the license agreement(s) set forth in Schedule 4.16(a)(iv) under which such Intellectual Property is used, or under which rights are granted; (c) territorial or statutory limitations with respect to Intellectual Property; and (d) Taxes or other governmental charges not yet due and payable or the amounts or validity of which are being contested in good faith by appropriate proceedings by Seller and which will not be Liabilities of Buyer or otherwise encumber any of the Purchased Assets.

“Person” means an individual natural person or any corporation, association, partnership, limited liability company, limited liability partnership, joint stock company, business or other trust, unincorporated association, joint venture or other entity (including any Authority).

“Price Allocation Statement” is defined in Section 2.2.

“Price Allocation” is defined in Section 2.2.

“Proceeding” means any formal action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, any Authority or arbitrator.

“Purchase Price” is defined in Section 2.1.

“Purchased Assets” is defined in Section 1.1.

“Real Property” means any parcel or tract of land, including any and all buildings, structures, fixtures and improvements located thereon, including those under construction, and all privileges, rights, easements and appurtenances belonging to or for the benefit thereof.

“Release” means any spill, emission, discharge, leak, escape, injection, deposit, disposal, dispersal, leach, migration or other release or threatened release, however defined and whether intentional or unintentional, of any Hazardous Material into, within or otherwise affecting the Environment.

“Required Consents” is defined in Section 3.2(i).

“Retained Assets” is defined in Section 1.1(b).

“Retained Liabilities” is defined in Section 1.4.

“Retained Shared Intellectual Property” means the Intellectual Property subject to the Shared IP License.

“Seller Board” means the board of directors of Seller.

“Seller Disclosure Schedule” is defined in the preamble to ARTICLE 4.

“Seller Indemnified Parties” is defined in Section 10.2.

“Seller Owned Intellectual Property” means the Intellectual Property identified on Schedule 1.1(a)(iv).

“Seller’s Estimate” is defined in Section 2.3(a)(i).

“Seller’s IP Sub” means Ecolab USA, Inc. a wholly owned subsidiary of Seller.

“Seller” is defined in the first paragraph of this Agreement.

“Shared IP License” is defined in Section 3.2(h).

“Shared Services” means services provided to Buyer by Seller or any of its Affiliates pursuant to the Transition Services Agreement, including services related to human resources, finance,

“Tangible Personal Property” is defined in Section 1.1(a)(i).

“Target Modified Net Working Capital” is defined in Section 2.3(b)(iv).

“Target Modified Net Working Capital” means an amount equal to eight million four hundred twenty-five thousand Dollars ($8,425,000)

“Tax Return” means any return, statement, declaration, claim for refund, report, estimate, notice, form, schedule, informational return, statement or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) relating to Taxes.

“Tax” means (a) any income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), Environmental (including taxes under Code Section 59A), windfall profit, capital gain, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security (or the equivalent), unemployment, disability, Real Property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever (including, for clarity, any amounts owed to any Authority or other Person in respect of unclaimed property or escheat laws) and any interest, penalty, addition to tax or additional amount, whether disputed or not, thereon imposed, assessed or collected by or under the authority of any Authority responsible for the imposition of the tax, (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable Period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this definition as a result of being a party to a tax sharing Contract, a transferee of or successor to any Person, or as a result of any express or implied Liability to assume the tax or to indemnify any other Person, other than any Contract, agreement or arrangement, the primary purpose of which is not the sharing, allocation or payment of Tax and in which such provision regarding the sharing, allocation or payment of Tax are typical of such Contract, agreement or arrangement.

“Taxable Period” means any taxable year, any other period that is treated as a taxable year, or any other period, or portion thereof, in the case of a Tax imposed with respect to another period (such as a quarter) with respect to which any Tax may be imposed under any applicable Law.

“Termination Date” means, if applicable, the effective date this Agreement is terminated pursuant to Section 9.1.

“Third Party Claim” means a claim by a Person who is not a party to this Agreement.

“Third Party” means any Person who is not a party to this Agreement.

“Top Customer” is defined in Section 4.18(a).

“Top Supplier” is defined in Section 4.18(b).

“Trademark Assignment Agreement” is defined in Section 3.2(d).

“Transfer Taxes” is defined in Section 7.4.

“Transferred Employee” is defined in Section 6.5(b).

“Transferred Intellectual Property” is defined in Section 1.1(a)(iv).

“Transition Services Agreement” is defined in Section 3.2(e).

“U.S. Price Allocation” is defined in Section 2.2.

“US Buyer” is defined in the first paragraph of this Agreement.

“Willful Breach” means any a breach of any covenant set forth in this Agreement that is directly a result of an action or failure to act by the breaching party with the actual knowledge of such breaching part that such act or failure to act would constitute a breach of this Agreement.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

ECOLAB INC.

By:	/s/ Douglas Baker
Name: Douglas Baker
Title: Chairman and Chief Executive Officer

ZEP VEHICLE CARE INC.

By:	/s/ Mark R. Bachmann
Name: Mark R. Bachmann
Title: Executive Vice President and Chief Financial Officer

ZEP IP HOLDING LLC,

By:	/s/ Mark R. Bachmann
Name: Mark R. Bachmann
Title: Executive Vice President and Chief Financial Officer

ACUITY HOLDINGS, INC,

By:	/s/ Mark R. Bachmann
Name: Mark R. Bachmann
Title: Executive Vice President and Chief Financial Officer

ZEP INDUSTRIES B.V.,

By:	/s/ Mark R. Bachmann
Name: Mark R. Bachmann
Title: Director

ZEP INC.,
Solely for purposes of Sections 1.1(b)(i), 1.1(b)(ii) and 11.14

By:	/s/ Mark R. Bachmann
Name: Mark R. Bachmann
Title: Executive Vice President and Chief Financial Officer